UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FORUM ENERGY TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2017

PROXY STATEMENT AND NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE CHAIRMAN & CEO TO OUR STOCKHOLDERS

April 3, 2017

Dear Fellow Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc. (the “Company” or “Forum”), which will be held at 8:00 a.m., Central Daylight Time, on May 16, 2017, at our offices at 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

Challenging Economic Environment in Our Industry:

The level of demand for our products and services is directly related to activity levels and the capital and operating budgets of our customers, which in turn are influenced heavily by energy prices and the expectation as to future trends in those prices. Depressed oil and natural gas prices since the middle of 2014 and throughout 2016 resulted in reduced levels of operations and spending by our customers. Despite these significant challenges, 2016 was a successful year for Forum. Highlighted below are some of our most noteworthy successes. I encourage you to review the entire proxy statement for a more comprehensive look at our achievements.

Strong Free Cash Flow and Total Shareholder Return:

To further protect the core of our business, we continued to take decisive steps to keep costs in line with low activity levels by limiting capital expenditures and maintaining company-wide cost reduction programs. In addition, we continued to implement lean manufacturing and coordinated procurement initiatives to position the company for an eventual market upturn. We believe these efforts proved worthwhile during 2016 as reflected by our strong free cash flow of $57.7 million, or $64.7 million of cash flow from operating activities, continued support by the syndicate making up our $140 million credit facility and exceptional one, two and three year total shareholder return relative to our performance peers. Most importantly, safety continues to be a top priority and a Forum core value. Forum achieved exceptional performance in this area on a year over year basis.

Alignment of Compensation and Performance:

Our compensation program continues to appropriately reward employees for producing sustainable growth consistent with our long-term goals. We are striving to further enhance the link between pay and long-term performance, and align our executive compensation program with long-term shareholder interests. In 2016, approximately 87% of total executive compensation was at-risk and tied to the Company’s performance.

CEO Transition:

Effective May 16, 2017, as part of a long planned transition, our board of directors appointed Mr. Prady Iyyanki as President and Chief Executive Officer. In connection with this transition, I will become Executive Chairman of the board of directors. It has been a privilege to serve as Chief Executive Officer since Forum’s inception six and a half years ago. Three years ago Mr. Iyyanki was appointed as Chief Operating Officer to create a more professional, streamlined, and efficient organization and to provide a long-term transition process at the top of the organization. Since then he has proven himself at every turn to be an excellent leader with strong business judgement. I was pleased to recommend this move to our board of directors, and I look forward to the continued growth and prosperity of the Company under Mr. Iyyanki’s leadership.

Looking Forward:

There are signs that the market may be beginning to recover from the recent downturn, although market cycle predictions in the energy sector are notoriously difficult to predict. It has been our strategy to be an early-cycle, activity-driven, and scalable company with a strong balance sheet and low capital intensity. We believe the Company’s performance reflects our successful execution of that strategy and are confident that our actions over the past few years have positioned the Company well to take advantage of the eventual upturn in activity levels. I am proud of all that we have achieved during these challenging market conditions, the strong culture we are building and, most importantly, the resolve our employees have shown. Thank you for your continued support and interest in Forum Energy Technologies.

Sincerely,

C. Christopher Gaut
Chairman of the Board and Chief Executive Officer

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2017

The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 16, 2017, at our offices at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, for the following purposes:

	Description:	Board Recommendation:
Proposal 1	To elect the four persons named in this proxy statement to serve as directors for terms of three years.	FOR ALL
Proposal 2	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
Proposal 3	To approve our Employee Stock Purchase Plan.	FOR
Proposal 4	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	FOR

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

Forum’s board of directors has established March 20, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

We are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery. On or about the date hereof, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 proxy statement and our annual report on Form 10-K for the year ended December 31, 2016. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders, whether or not they expect to be present at the meeting, are urged to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

James L. McCulloch
Secretary

April 3, 2017
920 Memorial City Way, Suite 1000
Houston, Texas 77024

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

i

FORUM ENERGY TECHNOLOGIES, INC.
920 Memorial City Way, Suite 1000
Houston, Texas 77024

PROXY STATEMENT
FOR
2017 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2017 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. (“Forum” or the “Company”) to be held on May 16, 2017, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet, or to request a printed copy, may be found on the Notice.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers, the approval of our Employee Stock Purchase Plan and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card we have provided. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 20, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 96,443,422 shares of common stock were outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.

The four nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes “withheld” than votes “for” such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis, the approval of our Employee Stock Purchase Plan and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. The New York Stock Exchange, however, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, brokers holding shares in “street name” for their beneficial holder clients will have discretion to vote only on the ratification of the appointment of our independent registered public accounting firm. Brokers cannot vote on the other matters to be considered at the meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the four nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the approval of the compensation of our named executive officers on an advisory basis, the approval of our Employee Stock Purchase Plan and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter, abstentions will have the same effect as votes against these proposals. Broker non-votes, on the other hand, will not affect the outcome of the voting with respect to such proposals.

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:

Proposal 1: “FOR ALL”;

Proposal 2: “FOR”;

Proposal 3: “FOR”; and

Proposal 4: “FOR”.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

PROPOSAL 1: ELECTION OF DIRECTORS

The board of directors currently comprises ten members. The ten members are divided into three classes having three members in each of Class I and II and four members in Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the three current Class II directors will expire at the annual meeting. On February 20, 2017, we announced the appointment of Mr. Prady Iyyanki as President and Chief Executive Officer, effective May 16, 2017. In connection with his appointment, the board of directors nominated Mr. Iyyanki to stand for election as a Class II director and, subject to his election as a director by the Company’s stockholders, approved an increase in the size of the board of directors from ten to eleven directors. The terms of the Class I directors expire at the annual meeting of stockholders to be held in 2019 and the terms of the Class III directors expire at the annual meeting of stockholders to be held in 2018.

Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance & Compensation Committee, or the “Committee,” has nominated for submission to the stockholders Ms. Angelle and Messrs. Carrig, Iyyanki and Waite as Class II directors for a term of three years, each to serve until the annual meeting of stockholders in 2020 or until his or her successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee. Our board of directors has determined that Ms. Angelle and Messrs. Carrig and Waite are “independent” as that term is defined by the applicable NYSE listing standards. If elected, Mr. Iyyanki will not be independent given his status as an executive officer of the Company.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the four nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR ALL” of the aforementioned four director nominees.

OUR DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms. Set forth below are the names of, and certain information as of March 20, 2017 with respect to, the four nominees for election as Class II directors and the other members of the board of directors.

Nominees — Class II Directors

Evelyn M. Angelle

Ms. Angelle was appointed as a director of Forum in February 2011 and currently serves as the Chairperson of the Audit Committee. Ms. Angelle has served as Chief Financial Officer of BJ Services, a provider of North American land pressure pumping services, since January 2017. From January 2015 to December 2016, Ms. Angelle was a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President — Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From January 2011 until December 2013, Ms. Angelle was Senior Vice President and Chief Accounting Officer for Halliburton, responsible for financial reporting, planning, budgeting, financial analysis and accounting services. From January 2008 until January 2011, Ms. Angelle was Vice President, Corporate Controller and Principal Accounting Officer for Halliburton. From December 2007 until January 2008, Ms. Angelle was Vice President of Operations Finance for Halliburton, leading finance employees located around the world. From April 2005 until November 2007, she also served as Vice President of Investor Relations, overseeing Halliburton’s communications and relationships with investors and analysts. Prior to that, she was responsible for internal and external reporting of consolidated financial statements, technical accounting research and consultation, and income tax accounting. Before joining Halliburton in 2003, Ms. Angelle worked for 15 years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant. Ms. Angelle is associated with various charitable organizations, including serving on the board of directors and executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA. The board of directors is nominating Ms. Angelle because of her professional experience and her particular knowledge in finance, internal controls and public company disclosure compliance. In addition, she brings added judgment about supply chain, investor relations and the financial management of a large organization.

John A. Carrig

Mr. Carrig was appointed as a director of Forum in July 2011 and currently serves as a member of the Nominating, Governance & Compensation Committee. He retired from ConocoPhillips on March 1, 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips’ management committee as Senior Vice President and Treasurer. From 1996 to 2000, he was Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994. He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig serves on the board of directors of Skanska AB, a construction and development company; TRC Companies Inc., an engineering, consulting, and construction management company; and WPX Energy, Inc., an oil, natural gas and natural gas liquids producer. The board of directors is nominating Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services.

Prady Iyyanki

Mr. Iyyanki has served as President and Chief Operating Officer of Forum since May 2016. From January 2014 to May 2016, he served as Executive Vice President and Chief Operating Officer of Forum. On February 17, 2017, the board of directors appointed Mr. Iyyanki to serve as President and Chief Executive Officer of Forum, effective May 16, 2017. Mr. Iyyanki was a private investor from March 2013 to December 2013. From April 2011 to March 2013, Mr. Iyyanki served as Vice President of GE Oil and Gas, a manufacturer of capital equipment and service provider for the oil and gas industry, and from April 2011 to December 2012 he served as President and Chief Executive Officer of the GE Oil and Gas Turbo Machinery business. From June 2006 to April 2011, Mr. Iyyanki served as President and Chief Executive Officer of the GE Power and Water Gas Engines business. Mr. Iyyanki holds a B.S. in Mechanical Engineering from Jawaharlal Nehru Technology University and an M.S. in Engineering from South Dakota State University. The board of directors is nominating Mr. Iyyanki because of his extensive strategic operations and manufacturing experience, long service as an executive in various roles with a Fortune 50 manufacturing company, experience with global operations and because he has been elected as our Chief Executive Officer, effective May 16, 2017.

Andrew L. Waite

Mr. Waite was appointed as a director in August 2010. Mr. Waite is Co-President of LESA, the ultimate general partner of SCF, our largest stockholder, and has been an officer of that company since 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of Nine Energy Service, Inc., a provider of downhole completion solutions, and Atlantic Navigation Holdings, an operator of offshore vessels. He has also served on the board of directors of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from 2005 to 2009; Hornbeck Offshore Services, Inc., a provider of marine services to exploration and production, oilfield service, offshore construction and military customers, from 2000 to 2006; and Oil States International, Inc., a leading manufacturer of equipment for deepwater production facilities and subsea pipelines and a leading service provider to the oil and gas industry, from 1995 to 2006. The board of directors is nominating Mr. Waite because of his experience in identifying strategic growth trends in the energy industry and evaluating potential transactions. Further, his service as Co-President of LESA provides a valuable perspective into the insights and interests of our largest stockholder.

Class I and Class III Members

C. Christopher Gaut

Mr. Gaut has served as Chief Executive Officer and Chairman of the board of directors of Forum since May 2016. On February 17, 2017, the board of directors appointed Mr. Gaut to serve as Executive Chairman of the board of directors of Forum, effective May 16, 2017, at which time he will step down as Chief Executive Officer. From August 2010 to May 2016 he served as President, Chief Executive Officer and Chairman of the board of directors of Forum, and as one of our directors since December 2006. He served as a consultant to LESA, the ultimate general partner of SCF, our largest stockholder, from November 2009 to August 2010. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton Company in 2003, Mr. Gaut was the Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco’s Chief Financial Officer from 1988 until 2003. Mr. Gaut is currently a member of the board of directors of Ensco plc, the successor to Ensco International, and Key Energy Services Inc., a well services provider. Mr. Gaut’s experience as our chief executive officer, previous executive leadership roles with energy companies; operational and financial expertise in the oil and gas business; knowledge of the demands and expectations of our customers; and service as a board member of other public companies make him well qualified to serve on our board of directors.

David C. Baldwin

Mr. Baldwin was appointed as a director of Forum in May 2005. Mr. Baldwin is Co-President of LESA, the ultimate general partner of SCF, our largest stockholder, and has been an officer of that company since 1991. Prior to joining LESA, Mr. Baldwin was a drilling and production engineer with Union Pacific Resources, an independent natural gas and oil exploration and production company. Mr. Baldwin serves as a director of Nine Energy Service, Inc., a provider of downhole completion solutions, Rockwater Energy Solutions, Inc., a private energy services company; Oil Patch, Inc., a private energy services company; and served as a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services. Mr. Baldwin assists the board of directors through his extensive experience in identifying strategic growth trends in the energy industry and evaluating potential transactions. Further, his service as a Co-President of the general partner of our largest stockholder provides a valuable perspective into its insights and interests.

Michael McShane

Mr. McShane was appointed as a director of Forum in September 2010 and currently serves as the Chairperson of the Nominating, Governance & Compensation Committee. Mr. McShane also currently serves as an Operating Partner to Advent International, an international private equity fund. Mr. McShane was a director of Spectra Energy Corp., a natural gas infrastructure company, from April 2008 until February 2017; and has served as a director of Enbridge, Inc., an energy infrastructure company, since the completion of Enbridge’s acquisition of Spectra Energy Corp. in February 2017. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012 and has served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, since the completion of Superior Energy’s acquisition of Complete Production Services in February 2012; and has also been a director of Oasis Petroleum Inc., an exploration and production company, since May 2010. Previously, Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services Company was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions. The board of directors selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield service industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

Franklin Myers

Mr. Myers was appointed as a director of Forum in September 2010 and the Lead Independent Director of the board of directors in December 2011. He serves as a member of the Audit Committee. Mr. Myers is a Senior Advisor to Quantum Energy Partners, a Houston-based private equity firm. Previously, Mr. Myers served as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from April 2008 through March 2009, prior to which, from 2003 through March 2008, he served as the Senior Vice President and Chief Financial Officer. From 1995 to 2003, he was Senior Vice President and President of a division within Cooper Cameron Corporation, as well as General Counsel and Secretary. Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and as attorney and partner at the law firm of Fulbright & Jaworski (now known as Norton Rose Fulbright). Mr. Myers is currently on the board of directors of ION Geophysical Corporation, a technology-focused seismic solutions company, Comfort Systems USA, Inc., a national heating, ventilation and cooling company, and HollyFrontier Corporation, a refining and marketing company. Mr. Myers was also an operating adviser for Paine Partners, a private equity fund, from 2009 through December 2012. Mr. Myers’s extensive experience as both a financial and legal executive makes him uniquely qualified as a valuable member of our board of directors. Mr. Myers has been responsible for numerous successful finance and acquisition transactions throughout his career, and his expertise gained through those experiences has proven to be a significant resource for our board of directors. In addition, Mr. Myers’s service on boards of directors of other NYSE-listed companies enables him to observe and advise on favorable governance practices pursued by other public companies.

Terence M. O’Toole

Mr. O’Toole was appointed as a director of Forum and has served as a member of the Nominating, Governance & Compensation Committee since April 2012. Mr. O’Toole is a Vice President of Tinicum Incorporated, the management company of each of Tinicum L.P., Tinicum Capital Partners II, L.P., and Tinicum Capital Partners II Add-On, L.P. (and each of their affiliated partnerships), together all such partnerships referred to herein as the “Tinicum Partnerships”. Prior to joining the Tinicum Partnerships in January 2006, Mr. O’Toole spent twenty-one years at Goldman, Sachs & Co., where he was a partner, a member of the investment committee and the partnership committee, and the chief operating officer of the principal investment area. Mr. O’Toole is currently a member of the board of directors of various privately held companies in which Tinicum has an investment, including Specialty Waste Partners, Inc., a waste removal company; Skyway Towers Holdings II LLC, a developer, owner and operator of wireless communications towers in the United States; F&W Media, Inc., a content and e-commerce company to enthusiast communities; Pontos Aqua Holdings, LLC, an aquaculture company; and Ashby Street Outdoor Holdings, LLC, an owner and operator of outdoor advertising structures. His experience in evaluating and completing numerous acquisitions, and his extensive knowledge of financial markets, make him well qualified to serve on our board of directors. In addition, Mr. O’Toole’s experience serving on the boards of directors of other companies provides him with exposure to a variety of governance practices and has proven valuable in board deliberations.

Louis A. Raspino

Mr. Raspino was elected as a director of Forum in January 2012 and currently serves as a member of the Nominating, Governance & Compensation Committee. He currently is Chairman of Clarion Offshore Partners LLC, a position he has held since October 2015. Mr. Raspino was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. Mr. Raspino was a private investor and consultant from June 2011 to October 2015. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources, Inc. in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino was a director of Chesapeake Energy Corporation, an oil and natural gas company, from March 2013 to March 2016 and Dresser-Rand Group Inc., a supplier of custom-engineered rotating equipment for applications in the oil, gas, process and power industries, from December 2005 until Dresser-Rand’s merger with Siemens AG in June 2015. Mr. Raspino’s significant experience as an executive officer of other energy companies, service as a member of other boards of directors, and his operational, strategic and financial expertise in the oil and gas business make him well qualified to serve on our board of directors.

John Schmitz

Mr. Schmitz was appointed as a director of Forum in September 2010 and is a member of the Audit Committee. Mr. Schmitz currently serves as the Chairman and Chief Executive Officer of Select Energy Services, Inc., an oil and gas services company, a position he has held since January 2007. In addition to his Board service at Forum and Select Energy, Mr. Schmitz sits on the boards of Silver Creek Oil & Gas, LLC (the surviving entity of the merger of Alta Natural Resources, LLC and HEP Oil Company, Ltd.), Nine Energy Service, Inc., CP Energy Holdings, LLC, and Synergy Energy Holdings, LLC, among others. Prior to his current involvement at Select Energy Services, Inc., Mr. Schmitz was the North Texas Division Manager for Complete Production Services, Inc., a provider of specialized services and products focused on helping oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Mr. Schmitz is also the President of Sunray Capital GP, LLC, a Texas limited liability company, the general partner of Sunray Capital, LP, and President of Schmitz & Schmitz Properties, Inc., a Texas limited partnership, the general partner of B-29 Investments, LP. Mr. Schmitz’ keen insight into emerging trends in North American shale plays and the types of equipment needed to service producers’ requirements make him well qualified to serve on our board of directors. He also has knowledge of other manufacturers’ capabilities and their reputations for quality and deliverability, providing a valuable perspective on our evaluation of potential acquisitions.

SECURITY OWNERSHIP

The following table sets forth information as of March 20, 2017 with respect to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address	Number of Shares Beneficially Owned(1)	Percent of Class
Stockholders owning 5% or more:
SCF-V, L.P. and Related Entities 600 Travis Street, Suite 6600 Houston, TX 77002(2).	20,532,800	21.3
Directors and Nominees:
C. Christopher Gaut(3)	3,979,970	4.0
Prady Iyyanki	217,023		*
Evelyn M. Angelle(4)	96,068		*
David C. Baldwin(2)(5)	20,573,440	21.3
John A. Carrig(6)	90,196		*
Michael McShane	101,631		*
Franklin Myers	105,847		*
Terence M. O’Toole(7)	2,707,306	2.8
Louis A. Raspino	98,912		*
John Schmitz(8)	2,190,041	2.3
Andrew L. Waite(2)(9)	20,567,221	21.3
Other Named Executive Officers:
James W. Harris	638,548		*
James L. McCulloch	572,461		*
Michael D. Danford	233,675		*
All current executive officers and directors as a group (14 persons)	31,639,539	32.8

*	Less than 1% of issued and outstanding shares of common stock.
(1)	The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 20, 2017 by exercise of stock options or vesting of restricted stock units is as follows: Mr. Gaut — 2,581,753; Mr. Iyyanki — 99,144; Ms. Angelle — 12,617; Mr. Carrig — 6,549; Mr. McShane — 28,786; Mr. Raspino — 6,179; Mr. Harris — 340,488; Mr. McCulloch — 240,439; Mr. Danford — 144,703 and all current executive officers and directors as a group — 3,460,659.
(2)	SCF-V, L.P. is the direct owner of 6,918,619 shares, SCF 2012A, L.P. is the direct owner of 1,941,403 shares, SCF-VI, L.P. is the direct owner of 4,046,515 shares, SCF 2012B, L.P. is the direct owner of 1,113,543 shares and SCF-VII, L.P. is the direct owner of 6,512,720 shares. L.E. Simmons is the sole member and Chairman of the board of directors of LESA, which is the ultimate general partner of SCF. L.E. Simmons may be deemed to beneficially own the common stock beneficially owned or deemed to be beneficially owned by SCF and may be deemed to have voting and investment control over the securities. Mr. Simmons disclaims beneficial ownership of such shares.
(3)	Includes 617,688 shares held in trust, half of which are held for the benefit of Mr. Gaut and half of which are held for the benefit of his spouse. Mr. Gaut is the trustee of the trust which is for his benefit, and his spouse is the trustee of the trust which is for her benefit. Mr. Gaut disclaims beneficial ownership of all shares held in trust for his spouse.
(4)	Includes 18,000 shares of common stock beneficially owned by Ms. Angelle’s spouse.
(5)	Mr. Baldwin is the direct owner of 40,640 shares of common stock that were issued to him in connection with his service on our board of directors. 6,219 of such shares are subject to a one year vesting period measured from the date of grant (2/16/2017). Mr. Baldwin serves as Co-President of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by the funds. Mr. Baldwin disclaims beneficial ownership of such shares.
(6)	Includes 18,000 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.

(7)	Includes 40,640 shares of common stock that were issued to Mr. O’Toole in connection with his service on our board of directors. 6,219 of such shares are subject to a one year vesting period measured from the date of grant (2/16/2017). In addition, Tinicum FET, LLC (“Tinicum FET”) directly owns 2,666,666 shares of common stock. The manager of Tinicum FET is Tinicum Lantern III L.L.C. (“Tinicum Lantern III”). Mr. O’Toole is a co-managing member of Tinicum Lantern III. As such, Mr. O’Toole may be deemed to have voting and investment power over Tinicum FET’s portfolio. Mr. O’Toole disclaims beneficial ownership of the shares held by Tinicum FET.
(8)	Mr. Schmitz is the direct owner of 58,694 shares of common stock that were issued to him in connection with his service on our board of directors. 6,219 of such shares are subject to a one year vesting period measured from the date of grant (2/16/2017). The remaining 2,131,347 shares of common stock are owned directly by B-29 Family Holdings, LLC, a Texas limited liability company (“B-29 Holdings”). Mr. Schmitz maintains a 90.69% membership interest in B-29 Holdings. As such, Mr. Schmitz may be deemed to have voting and investment power over the shares of common stock owned by B-29 Holdings. Mr. Schmitz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(9)	Mr. Waite serves as Co-President of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by the funds. Mr. Waite disclaims beneficial ownership of such shares.

DIRECTOR COMPENSATION

❖  No increases in director compensation in 2015, 2016 or 2017.

❖  Each director has retained all equity awards since joining the board of directors.

Generally

Our non-employee director compensation program consists of an annual cash retainer and a value-based equity grant for all non-employee directors. We believe the cash retainer and annual equity awards provide us with an essential and valuable tool to ensure that the board of directors can recruit talented members and ensure that such directors’ interests are aligned with our stockholders. The Committee periodically commissions Pearl Meyer & Partners (“Pearl Meyer”), its independent compensation consultant, to conduct a market-based director compensation study. In December 2014 and December 2015, the study prepared by Pearl Meyer indicated that total compensation for our directors was positioned below the compensation peer group median. It was Pearl Meyer’s recommendation in December 2014 that the value-based equity grant be increased for each director to bring total compensation into alignment with the median. The Committee determined, however, not to increase non-employee director compensation in light of market conditions. In December 2016, the study prepared by Pearl Myer indicated that total compensation for our directors was positioned competitively with the compensation peer group median as a result of reductions in the value of awards made in 2016 by our peers. As a result, the Committee concluded that it was appropriate to maintain non-employee director compensation at its current level.

Directors’ fees

All non-employee directors received an annual base cash retainer of $70,000. C. Christopher Gaut has not received an annual retainer or any other form of compensation for his service on the board of directors, but will receive compensation for his service as the Executive Chairman beginning in May 2017, as determined by the board of directors. If Mr. Iyyanki is elected as a director by our stockholders he will not receive an annual retainer or any other form of compensation for his service on the board of directors. The Chairperson of the Audit Committee received an additional annual retainer of $20,000, and the other members of that committee received an additional annual retainer of $10,000, in each case prorated as applicable. The Chairperson of the Nominating, Governance & Compensation Committee received an additional annual retainer of $15,000, and the other members of that committee received an additional annual retainer of $7,500, in each case prorated as applicable. The Lead Independent Director received an additional retainer of $20,000. We have not paid meeting fees to our directors.

Director equity-based compensation

Each non-employee director receives equity-based compensation in the form of restricted stock or restricted stock units. The form of award to a director is at the election of that director. Awards of restricted stock and restricted stock units for 2016 are more fully described in the table below. For the 2016 annual award made in February 2016, the award totaled an amount equal to $125,000 (rounded up to the nearest whole share), calculated based on the stock price at the close of trading on the grant date. The 2016 annual awards vested twelve months from the date of grant. A director may elect to defer settlement of restricted stock units, in which case such settlement will occur upon termination of service or, if earlier, up to 10 years following the date of grant.

The following table provides information on Forum’s compensation for non-employee directors in 2016:

Director Compensation for the year ended December 31, 2016
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Evelyn M. Angelle	90,000	125,009	215,009
David C. Baldwin	70,000	125,009	195,009
John A. Carrig	77,500	125,009	202,509
Michael McShane	85,000	125,009	210,009
Franklin Myers	100,000	125,009	225,009
Terence M. O’Toole	77,500	125,009	202,509
John Schmitz	80,000	125,009	205,009
Louis A. Raspino	77,500	125,009	202,509
Andrew L. Waite	70,000	125,009	195,009

(1)	Under the Deferred Compensation Plan, directors may elect to defer fees earned for their service as a member of the board of directors. Ms. Angelle elected to defer receipt of fees until the earlier of 10 years from the year such fees were earned or her separation from service as a director. Mr. Carrig elected to defer receipt of fees over a five-year period beginning in the year of his separation from service as a director. Mr. Myers elected to defer receipt of fees until his separation from service as a director.
(2)	The amounts in the “Stock Awards” column represent the grant-date fair value in 2016 as determined in accordance with the FASB Accounting Standards Topic 718. On February 19, 2016, Ms. Angelle and Messrs. Carrig, O’Toole and Waite received grants of restricted stock units and Messrs. Baldwin, McShane, Myers, Raspino and Schmitz received grants of restricted stock, each at the grant date price of $9.39. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2016.

As of December 31, 2016, the total number of shares of common stock subject to outstanding stock option awards, and restricted stock or restricted stock unit awards held by each director is as follows:

Name	Option Awards	Restricted Stock Units/Restricted Stock(1)
Evelyn M. Angelle	12,617	32,939
David C. Baldwin	—	13,313
John A. Carrig	6,549	32,939
Michael McShane	28,786	13,313
Franklin Myers	1,628	13,313
Terence M. O’Toole	—	20,005
John Schmitz	—	13,313
Louis A. Raspino	6,179	13,313
Andrew L. Waite	—	28,446

(1)	In 2016, Ms. Angelle and Messrs. Carrig, O’Toole and Waite held vested grants totaling 19,626, 19,626, 6,692 and 15,133 restricted stock units, respectively. Ms. Angelle elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Messrs. O’Toole and Waite have each elected to defer settlement of such restricted stock units until the date of his separation from service as a member of our board of directors. Mr. Carrig, with respect to 6,692 restricted stock units, elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or his separation from service as a director, and, with respect to 12,934 restricted stock units, elected to defer settlement of such restricted stock units until the date of his separation from service as a member of our board of directors.

Director deferred compensation

Non-employee directors are eligible to participate in our deferred compensation plan. The plan provides that a director may defer all or any portion of his or her cash retainer paid for services as a director. All deferred cash amounts are credited with earnings through the date paid based on one or more benchmark rates selected by the Committee with a minimum return rate equal to the prime rate as published in the Wall Street Journal plus one percentage point. Upon a “change of control” within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested. The definition of a change of control event is the same as the definition under the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the “2016 Plan”).

CORPORATE GOVERNANCE

Board of Directors.  The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee and Nominating, Governance & Compensation Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees of the board of directors from time to time. During 2016, the board of directors held five meetings. Each current director attended at least 75% of the total number of meetings of the board of directors and committees of the board of directors on which he or she served that were held during his or her term of service. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. All of our directors attended the annual meeting of stockholders in 2016. The board of directors has established a culture that results in the arrival at decisions through meaningful and fulsome discussion, where all views are considered and readily challenged. The directors hold management to the highest standards and challenge them to ensure the maximization of shareholder value.

The chart below explains the purpose of each level of hierarchy in our board of director’s leadership structure. More detail with regard to the composition, meetings and activities of each of the committees can be found below under “— Board Committees”.

Chairman of the Board

Purpose: Lead our Board of Directors and set the tone for the Board's culture, including ensuring Board effectiveness and responsiveness to Forum's shareholders. Oversee the scheduling and preparation of agendas for meetings of the Board and chair executive director sessions which take place at least quarterly.

Lead Independent Director

Purpose: Responsible for preparing an agenda for sessions of the non-executive directors, serving as a liason between the Board of Directors, Chairman and the Independent Directors, and if requested by a major shareholder, ensuring that he is available for consultation and direct communications with such stockholder.

Forum Board of Directors

Purpose: Promote the long-term success of Forum for its shareholders and ensure proper oversight of management.

Board Committees

Audit Committee

Purpose: Oversee financial reporting, legal and regulatory compliance and internal and external audit oversight.

Nominating, Goverance & Compensation Committee

Purpose: Oversee corporate goverance structure and practices, board of directors composition, establish compensation policies and practices that effectively attract, retain and movitate executive officers.

Code of Conduct.  Our board of directors has adopted a Code of Conduct, which describes the responsibility of our employees, officers, directors and agents to:

•	protect our assets and customer assets;
•	foster a safe and healthy work environment;
•	deal fairly with customers and other third parties;
•	conduct international business properly;
•	report misconduct; and
•	protect employees from retaliation.

Employees, officers and directors are required to certify annually that they have read, understand and will comply with the Code of Conduct. The Code of Conduct is available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

Stock Ownership Requirements.  To further align the interests of the directors with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires non-employee directors to own shares equal to five times the annual base cash retainer in effect as of January 1 of each year. Directors are expected to reach this level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company) or February 21, 2018, whichever is later. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. Each of our directors meets the requirements set forth in the policy. In addition, as described more fully in the Compensation Discussion & Analysis section under “Other practices, policies and guidelines,” our named executive officers are required to own specified amounts of our stock, set at a multiple of each such officer’s base annual salary. Each of our named executive officers satisfies the stock ownership requirements set forth in the policy. Given the very significant amount of shares required to be held, we believe the policy is effective in aligning the interests of our directors and executive officers with those of our stockholders without imposing a minimum holding period or other requirement after vesting.

Corporate Governance Guidelines.  The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines that it believes are consistent with our values, and that assist the board of directors in effectively exercising its responsibilities. The guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as determining director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and revises, as appropriate, the guidelines to ensure they reflect the board of director’s corporate governance objectives and commitments. The guidelines are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

❖  Our board of directors includes nine independent directors.

❖  Two directors have been designated as audit committee financial experts and all of our directors are financially literate.

❖  We have five directors who have served as a Chief Financial Officer of an energy company.

Director Independence.  Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Nominating, Governance & Compensation Committee qualify as “independent directors” in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all the members of the Audit Committee also satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all relevant facts and circumstances in making independence determinations.

Our board of directors has determined that all nine of our current non-management directors (Ms. Angelle and Messrs. Baldwin, Carrig, McShane, Myers, O’Toole, Raspino, Schmitz and Waite) qualify as “independent directors” in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Nominating, Governance & Compensation Committee qualifies as “independent” under the Exchange Act and applicable SEC rules. Mr. Gaut does not qualify as independent given his current position as our Chief Executive Officer. If elected, Mr. Iyyanki will not qualify as independent given his position as an executive officer of the Company.

In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, the additional standards established for members of audit committees and the SEC and U.S. Internal Revenue Service standards for compensation committee members.

In connection with its determination as to the independence of Messrs. Baldwin and Waite, our board of directors considered the relationships between Forum and SCF and its affiliates, our largest stockholder. In addition, in connection with its determination as to the independence of Messrs. O’Toole and Schmitz, our board of directors considered the relationships between us and each of Tinicum and companies affiliated with Mr. Schmitz. For a description of the agreements and transactions between us and each of SCF and its affiliates, Tinicum and its affiliates, and Mr. Schmitz and his affiliates, please see “Conflicts of Interest and Related Person Transactions.” Our board of directors believes that these transactions and relationships do not adversely affect Messrs. Baldwin’s, O’Toole’s, Schmitz’s or Waite’s ability or willingness to act in the best interests of Forum and its stockholders or otherwise compromise each such director’s independence. None of our directors serves as a director, executive officer or employee of a non-profit organization to which we made payments or contributions in excess of $25,000 over the last three fiscal years.

Separation of Chairman and CEO Roles.  Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separate. Historically, our board of directors chose to combine the roles of Chief Executive Officer and Chairman of the Board, both of which were held by Mr. Gaut. The board of directors believed that having Mr. Gaut fill both roles was the best leadership structure for us at the time. During such periods in which the offices of Chairman and Chief Executive Officer were combined, and in accordance with our Corporate Governance Guidelines, the board of directors appointed a Lead Independent Director. Mr. Myers has served as our Lead Independent Director since December 2011. As Lead Independent Director, he presides over the executive sessions of the independent and non-management directors. In connection with Mr. Iyyanki’s appointment as our President and Chief Executive Officer, effective May 16, 2017, the roles of Chairman and Chief Executive Officer will be separated. Upon Mr. Iyyanki’s new appointment, Mr. Gaut will serve as Executive Chairman. The board of directors will continue to utilize the services of a Lead Independent Director.

Executive Sessions.  The non-management directors meet regularly in executive session without management participation after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. Currently, the director who presides at these meetings is the Lead Independent Director. Our Corporate Governance Guidelines provide that, if the Lead Independent Director ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

Board’s Role in Risk Oversight.  Our board of directors is actively involved in oversight of risks that could affect us. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for general oversight of risks. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. Our board of directors satisfies its oversight responsibility through full reports from the Audit Committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. Management has implemented an enterprise risk management process which is reviewed on a periodic basis by the Audit Committee to ensure consistency of risk considerations in making business decisions. In addition, we have internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department. The Nominating, Governance & Compensation Committee also oversees risks related to our compensation programs, management retention and development, the composition and leadership structure of the board of directors, and corporate governance risks. Regular assessments of risk are a priority for us.

Accounting and Auditing Concerns.  The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Communication with the Board.  Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of the Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified non-management director or the non-management directors as a group.

Organization of the Committees of the Board of Directors

Nominating, Governance & Compensation Committee.  The Nominating, Governance & Compensation Committee currently consists of Michael McShane (Chairperson), John A. Carrig, Terence M. O’Toole and Louis A. Raspino. Each of Messrs. Carrig, McShane and Raspino is a “non-employee director” as defined under Rule 16b-3 of the Exchange Act and each of the committee members is an “outside director” as defined in section 162(m) of the Internal Revenue Code of 1986. The purposes of the Nominating, Governance & Compensation Committee are, among others, to:

•	Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;

•	Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;
•	Advise the board of directors about the appropriate composition of the board of directors and its committees;
•	Review, evaluate and approve our agreements, plans, policies and programs to compensate our corporate officers and directors;
•	Review and discuss with our management the compensation discussion and analysis included in this proxy statement and to determine whether to recommend to the board of directors that compensation discussion and analysis be included in this proxy statement, in accordance with applicable rules and regulations; and
•	Perform such other functions as the board of directors may assign to the committee from time to time.

The committee held four meetings during 2016. The board of directors has adopted a written charter for the Nominating, Governance & Compensation Committee, which is available on our website at www.f-e-t.com as described above.

Although the board of directors does not have a formal diversity policy, the Nominating, Governance & Compensation Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. This process has resulted in a board of directors that is comprised of highly qualified directors that reflect diversity as we define it.

Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and our stockholders, are also factors. The board of directors does not select director nominees on the basis of race, color, gender, national origin, citizenship, marital status or religious affiliation.

The Nominating, Governance & Compensation Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance & Compensation Committee, in care of the Secretary, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024. The recommendation should contain the following information:

•	The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;
•	The principal occupation or employment of the nominee;
•	The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and
•	Any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Audit Committee.  The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. Franklin Myers and John Schmitz. The board of directors has determined that Ms. Angelle and Mr. Myers each is an “audit committee financial expert” as defined by applicable SEC rules. The committee’s purposes are to assist the board of directors with overseeing:

•	The integrity of our financial statements;
•	Our compliance with legal and regulatory requirements;

•	The qualifications, independence and performance of our independent auditors; and
•	The effectiveness and performance of our internal audit function.

The committee held eight meetings during 2016. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.

Compensation Committee Interlocks and Insider Participation.  During the fiscal year ended December 31, 2016, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Nominating, Governance & Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Nominating, Governance & Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Nominating, Governance & Compensation Committee (1) was an officer or employee of Forum during 2016, (2) was formerly an officer of the Company, or (3) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K. As described below, a secondary offering of 300,000 shares of our common stock was completed on behalf of Tinicum FET on December 8, 2016. Mr. O’Toole is a co-managing member of Tinicum Lantern III, the manager of Tinicum FET. The secondary offering was completed in conjunction with an offering of common stock by us and a piggyback registration by Tinicum. For additional information, see “Conflicts of Interest and Related Party Transactions — Tinicum Registration Rights Agreement.”

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS

Procedures for approval of related person transactions

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•	any person who is known by us to be the beneficial owner of more than 5% of our common stock;
•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and
•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the transaction is material to us.

SCF Registration Rights Agreement

Demand Registration Rights.  Under the Registration Rights Agreement dated August 2, 2010 we entered into with SCF (the “Registration Rights Agreement”), SCF currently has the right to demand on four occasions that we register with the SEC all or any portion of SCF’s Registrable Securities (as such term is defined in the Registration Rights Agreement) so long as the Registrable Securities proposed to be sold on an individual registration statement have an aggregate gross offering price of at least $20 million (or at least $10 million if we are then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form) (a “Demand Registration”). Holders of SCF’s Registrable Securities may not require us to effect more than one Demand Registration in any six-month period. Any demand request by SCF with a reasonably anticipated aggregate offering price of $100 million may be for a “shelf” registration statement pursuant to Rule 415 under the U.S. Securities Act of 1933 (the “Securities Act”); provided that any such “shelf” registration statement demand request will count as two demand requests.

Piggyback Registration Rights.  If we propose to file a registration statement under the Securities Act, relating to an offering of our common stock (other than a registration statement filed relating to securities offered in connection with benefit plans or acquisitions or any registration statement filed in connection with an exchange offer or offering solely to our stockholders), holders of Registrable Securities can request that we include in such registration, and any related underwriting, all or a portion of their Registrable Securities.

Pursuant to the Registration Rights Agreement and a piggyback registration made by SCF, a secondary offering of 3,200,000 shares of our common stock was completed on behalf of SCF on December 8, 2016 (the “SCF Offering”). In connection with the secondary offering we completed a primary offering of 4,025,000 shares of our common stock (together with the SCF Offering, the “Offering”).

Holdback Agreements.  Each holder of Registrable Securities is subject to certain lock-up provisions that restrict transfer during the period beginning 14 days prior to, and continuing for a period not to exceed 90 days from any underwritten public offering of our equity securities, except as part of such registration (subject to an extension of such lock-up period in certain circumstances).

Registration Procedures and Expenses.  The Registration Rights Agreement contains customary procedures relating to underwritten offerings and the filing of registration statements. We have agreed to pay all registration expenses incurred in connection with any registration. All underwriting discounts and selling commissions and stock transfer taxes applicable to securities registered by holders and fees of counsel to any such holder (other than as described above) will be payable by holders of Registrable Securities.

Indemnification and Contribution.  The Registration Rights Agreement also contains customary indemnification and contribution provisions by us for the benefit of holders participating in any registration. Each holder participating in any registration agrees to indemnify us in respect of information provided by such holder to us for use in connection with such registration; provided that such indemnification will be limited to the net proceeds actually received by such indemnifying holder from the sale of Registrable Securities.

Tinicum Registration Rights Agreement

Concurrently with our initial public offering, we issued 2,666,666 shares of our common stock at the public offering price less the underwriting discount in a private placement to Tinicum. In connection with the private placement, Tinicum obtained piggyback registration rights on the same terms described above with respect to SCF.

Pursuant to the Registration Rights Agreement and a piggyback registration made by Tinicum, a secondary offering of 300,000 shares of our common stock was completed on behalf of Tinicum on December 8, 2016 in conjunction with the Offering.

Transactions with our significant stockholders, directors and officers

During 2016, a subsidiary of Forum sold certain products and equipment to Site Energy Services Partnership and Nine Energy Service, Inc., and Forum recognized revenue in an amount totaling approximately $0.2 million and $1.2 million, respectively. Each of these companies is a portfolio company of SCF, and Messrs. David C. Baldwin and Andrew L. Waite are Co-President of LESA, the ultimate general partner of SCF. These sales were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2016 for Forum, Site Energy Services and Nine Energy Service.

Also during 2016, a subsidiary of Forum purchased products from and sold equipment to Bell Supply in an amount totaling in the aggregate approximately $0.7 million. Mr. Schmitz is the Chairman of the board of managers of Synergy Energy Holdings, LLC, Bell Supply’s parent. These purchases were made on arms-length terms between the parties and represent less than 1% and 2% of the consolidated gross revenues for 2016 for Forum and Bell Supply, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2016 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis except for one late Form 4 filing by T. Kipp Schmitt, Vice President and Chief Accounting Officer, with respect to an incentive award grant of 12,780 restricted stock units.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

❖  Third consecutive year with an approval rating for Forum’s Say-on-Pay vote in excess of 96%.

❖  87% of our Chief Executive Officer’s target compensation is at risk.

❖  Ranked first among our one- and two-year, and second among our three-year, performance peer groups.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

The Nominating, Governance & Compensation Committee continually reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:

•	Motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term stockholder value;
•	Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and
•	Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:

“RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative discussion in the proxy statement for the 2017 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Nominating, Governance & Compensation Committee. We expect, however, that our Nominating, Governance & Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for the executives who served as our principal executive officer, our principal financial officer and each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2016, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” or “NEOs” and are included in the Summary Compensation Table:

•	C. Christopher Gaut — Chief Executive Officer and Chairman of the Board
•	James W. Harris — Executive Vice President and Chief Financial Officer
•	Prady Iyyanki — President and Chief Operating Officer
•	James L. McCulloch — Executive Vice President, General Counsel and Secretary
•	Michael D. Danford — Senior Vice President, Human Resources

Executive Summary

We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long-term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

Business Highlights

Faced with one of the most dramatic downturns in energy prices in decades, in 2016 we accomplished the following under the direction of management:

•	Generated strong free cash flow from operating activities of $64.7 million and strong free cash flow after capital expenditures, but before acquisitions, of $57.7 million;
•	Ended the year with a zero principal balance of revolving debt under the Company’s credit facility;
•	Managed the Company’s cost structure in line with activity levels;
•	Exceeded our safety goals and improved our safety performance on a year over year basis; and
•	Ranked first among our one- and two-year, and second among our three-year, performance peer groups.

Free cash flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less capital expenditures for property and equipment net of proceeds from sale of property and equipment and other. We believe that this measure is important because it encompasses both profitability and capital management in evaluating results. Free cash flow represents the business’s contribution in the generation of funds available to pay debt outstanding, invest in other areas or return funds to our stockholders.

A reconciliation of free cash flow, before acquisitions, to cash flow from operating activities is as follows (in millions):

Year ended December 31, 2016
Cash flow from operating activities	$64.7
Capital expenditures for property and equipment	(16.8)
Proceeds from sale of property and equipment and other	9.8
Free cash flow, before acquisitions	$57.7

Compensation Highlights

With respect to our 2016 compensation programs, several key actions impacting our NEOs were taken, including the following:

•	Each NEO voluntarily reduced his base salary by ten percent from the levels established in February 2014 and voluntarily forfeited his 2015 annual cash bonus paid in 2016 to take into account the continued decline in revenue and headcount;
•	Continued the suspension of Company matching under the deferred compensation plan and 401(k) Plan;
•	Established challenging 2016 non-equity incentive plan performance objectives despite significantly depressed market conditions; and
•	Maintained 2016 director compensation at 2014 levels.

Advisory Vote on Executive Compensation and Shareholder Outreach

At our 2016 annual meeting of stockholders, we received 79,931,464 votes in favor of our executive compensation program, 1,043,841 votes in opposition, and 2,015,429 abstentions, for total support of 96.3%. Our Nominating, Governance & Compensation Committee (the “Committee”) believes this affirms stockholders’ continued support of the Company’s approach to executive compensation.

The Committee values stockholders’ input on the design of our executive compensation program. The Committee also believes that our programs are structured to deliver pay that is commensurate with performance. Plan and performance-based equity awards can generate a range of payouts based on the attainment of established goals, thus holding management accountable for producing profitable growth and creating value for our stockholders.

Based upon the strong level of stockholder support for our programs expressed through our 2016 vote, and the views of our Committee on our current approach to executive compensation, we did not make any significant structural or philosophical changes to our programs this year. Our Chief Executive Officer and each other Named Executive Officer did, however, volunteer to temporarily reduce their salaries, and Forum continued the suspension of deferred compensation and 401(k) matching, in recognition of significantly depressed market conditions.

Compensation Highlights

❖  NEOs volunteered to temporarily reduce salaries and forfeit annual cash bonus.

❖  Total compensation substantially below market median.

❖  Total shareholder return led our performance peers for 2016.

❖  Continued suspension of deferred compensation and 401(k) match.

❖  Challenging 2016 non-equity incentive plan performance objectives.

❖  Included double trigger vesting in equity awards beginning with the 2016 awards.

Compensation and Governance Highlights

Our pay practices emphasize good compensation, governance and market practice. In order to support our compensation and governance philosophy, we adopted the following practices:

What We Do:	What We Don’t Do:

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Performance-Based Compensation.
A significant portion of the compensation of our Named Executive Officers is based on our performance. For 2016, approximately 87% of our Chief Executive Officer’s target compensation was subject to achievement of specific variable performance criteria. Variable elements of pay included our annual bonus program, stock options and performance based share awards.

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Anti-Hedging/Pledging.
Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock. We confirm annually that our executive officers and directors do not hold shares subject to a pledging arrangement and they are not a party to contracts designed to hedge or offset a decrease in the value of the Company’s shares.

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Challenging Stock Ownership Requirements.
Our board of directors has adopted a Stock Ownership Requirements Policy. The policy’s requirements are designed to align the interests of our NEOs with those of our stockholders by ensuring that our NEOs have a meaningful financial stake in the Company. As of January 1, 2017, all of our NEOs were in compliance with the requirements set forth in the policy. The CEO must hold equity with a value greater than or equal to 6x his base salary.

— No Excise Tax Gross-Ups for Existing or Future Employment Agreements. As a matter of Company policy, excise tax gross-ups are not included in employment agreements.

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Clawbacks.
Recoupment provisions are included in the non-equity incentive awards to our NEOs and executive officers of the Company, which provide that such NEO incentive compensation is subject to clawback as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, or any other SEC guidelines. In addition, recoupment features are included in our 2016 Stock and Incentive Plan.

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No Guaranteed Bonuses.
Consistent with our philosophy of placing the majority of executive compensation “at risk,” non-equity incentives are awarded only after achievement of pre-determined financial, operational or individual objectives.

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Risk Assessment.
On an annual basis, we conduct a comprehensive risk assessment of our compensation programs. We believe that our compensation programs are structured in a manner to motivate strong performance without encouraging excessive and unnecessary risk-taking. The details of this risk assessment can be found in the section of this proxy statement titled “— Other Practices, Policies and Guidelines — Risk Assessment.”

— No Perquisites. We do not provide any perquisites to our NEOs that are not also offered to all employees of the Company.

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Independent Compensation Consultant.
The Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.

Key Components of our Compensation Philosophy

Our overall compensation philosophy is to provide competitive pay to our executives that rewards strong corporate performance over the longer-term, in alignment with stockholder interests. Our philosophy with respect to cash compensation is that target total cash should be at or near the market median. Base salaries will typically be set below the market median while our annual incentive award targets are designed to be above the market median. The result of this design is to provide our executives the opportunity to earn cash compensation at or near the market median in a year in which our performance has met our target goals. We believe that this philosophy provides a strong incentive for our executives to achieve our annual corporate goals. The chart below illustrates the pay-for-performance philosophy by comparing the CEO’s 2014 through 2016 actual total direct compensation relative to stock performance.

In granting our annual equity awards, we consider the competitive market level for awards, as well as individual and corporate performance, when determining the appropriate amount of equity to grant to each NEO. We believe that long-term, variable compensation should account for a significant portion of total compensation. Our objective is to continue to be a high growth, high performing oilfield products company and we therefore link a significant portion of our executives’ compensation to the long-term interests of our stockholders through the issuance of performance-based shares using total stockholder return, or “TSR,” as our measure, stock options, and restricted stock units or restricted stock. We anticipate that the capital accumulation opportunities resulting from our long-term grants will be at or above the market median and will represent a significant portion of total compensation to each NEO.

The charts below illustrate our emphasis on incentivizing our executives through long-term, variable compensation awards. Overall, the pay mix for our Chief Executive Officer is very well aligned with the market, with approximately 87% of the Chief Executive Officer’s target compensation taking the form of variable compensation.

Overall, our compensation program is designed to pay our executives near the market median in a target performance year and reward them with higher than median total compensation in years of superior performance relative to both our internal performance metrics and our direct competitors. This compensation philosophy is intended to allow us to attract and retain executives who will be committed to our strategic corporate plan.

Elements of Our Executive Compensation Program

Material elements of total direct compensation for 2016 for NEOs are listed below, together with the objectives that we believe each element supports.

Elements	Objectives
Base Salary A fixed annual cash salary paid to the executive	Provide a competitive fixed payment to the executive for their service, experience and skills — set at a reasonable level that allows us to attract and retain top talent
Annual Cash Incentive Opportunity
The ability to earn a cash bonus, payable following the end of the year, based upon our achievement of established EBITDA, free cash flow, safety goals and personal performance objectives set for the year	Align the compensation of executives with our annual financial and non-financial performance and achievement of EBITDA, free cash flow, safety and personal performance objectives; Reward the executive for achievement of performance objectives for the year
Equity Grants (composed of three elements)
Performance Shares vesting in the form of common stock based upon the achievement of relative TSR targets over a one-, two-, and three-year performance period	Align the compensation of executives with our financial performance by linking the award directly to our stock price performance over the long-term relative to our peers
Stock Options vesting equally over four years and granted with an exercise price equal to the fair market value of the common stock on the grant date	Provide strong retention value over the long-term focusing on sustained delivery of favorable financial performance, which in turn should similarly impact stock price appreciation; Strong alignment with shareholder interests
Restricted Stock Units vesting equally over four years	Reward for retention and increases in stock price over the long-term

Other elements of executive compensation, which are designed to be market-competitive and are necessary to attract and retain key talent, include:

•	Retirement benefits, comprising deferred compensation and participation in our 401(k) Plan, and as more fully described on pages 43 to 46, and
•	Severance benefits, which are detailed on pages 53 to 56.

Compensation Methodology and Process

The process established for determining executive compensation for each of the NEOs includes open discussions among the Committee, the Committee’s compensation consultant, the CEO and the board of directors.

Role of Management in Setting Compensation

Our CEO is consulted in the Committee’s determination of compensation matters related to the executive officers reporting directly to the CEO. Each year, the CEO makes recommendations to the Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO considers such components as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Committee takes the CEO’s recommendations under advisement, but the Committee makes all final decisions regarding such individual compensation. Our CEO’s compensation is reviewed and discussed by the Committee, which then makes recommendations regarding his compensation to the independent members of our board of directors, led by the Lead Independent Director. Our board of directors ultimately makes decisions regarding the CEO’s compensation.

Our CEO attends Committee meetings as necessary. He is excused from any meeting when the Committee deems it advisable to meet in executive session or when the Committee meets to discuss items that would impact the CEO’s compensation. The Committee may also consult other employees, including the remaining Named Executive Officers, when making compensation decisions, but the Committee is under no obligation to involve the Named Executive Officers in its decision-making process.

Role of the Compensation Committee in Setting Compensation

The Committee is, under its charter, responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Committee is guided by the compensation philosophy stated above. In 2016, the Committee was composed of Messrs. McShane (Chairperson), Carrig, O’Toole and Raspino.

On an annual basis the Committee reviews and approves total compensation for our executive officers, and recommends CEO compensation to the independent members of our board of directors, through a process including:

•	Selecting and engaging an external, independent consultant;
•	Meeting separately from management with its independent consultant;
•	Reviewing and selecting companies to be included in our peer groups;
•	Reviewing plans and related compensation programs for the presence of any risk elements;
•	Reviewing market data on all major elements of executive compensation; and
•	Reviewing performance results against operating plans and incentive plan targets.

A complete listing of our Committee’s responsibilities is included in the Committee’s charter, which is available for review on our corporate website at www.f-e-t.com.

Role of the Compensation Consultant in Setting Compensation

The Committee has engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent executive compensation consultant. Pearl Meyer operates exclusively as a compensation consultant and has more than twenty years of experience as an organization. Many of its senior consultants have experience of longer than thirty years. It serves a large number of companies and compensation committees in the energy industry, and as a result it maintains an extensive compensation database that it uses to supplement information obtained from publicly available sources. Certain of the Committee members have worked with representatives of Pearl Meyer in the past and value the firm’s collective knowledge and capabilities, and its ability to develop compensation programs that incentivize executives and align performance with company strategies and stockholders’ interests. The Committee selected Pearl Meyer on the basis of its reputation, capabilities and experience.

Pearl Meyer’s current role is to advise the Committee on matters relating to executive compensation to help guide, develop and implement our executive compensation programs. Pearl Meyer reports directly to the Committee. Pearl Meyer may perform work for Forum outside of the scope of its engagement by the Committee, but the Committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. In 2016, the Company did not pay Pearl Meyer for any services outside the scope of the Committee’s engagement. The Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Committee conducted a review of its relationship with Pearl Meyer in 2016 and determined that Pearl Meyer’s work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and the NYSE. In making this determination, the Committee noted that during 2016:

•	Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and director compensation consulting;
•	The Committee meets regularly in executive session with Pearl Meyer outside the presence of management;
•	Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;
•	Fees paid to Pearl Meyer by Forum during 2016 were less than 1% of Pearl Meyer’s total revenue;
•	None of the Pearl Meyer consultants working on matters with us had any business or personal relationship with Committee members (other than in connection with working on matters with us);
•	None of the Pearl Meyer consultants working on matters with us (or any consultants at Pearl Meyer) had any business or personal relationship with any of our executive officers; and
•	None of the Pearl Meyer consultants working on matters with us owns shares of our common stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Comparator Compensation Peer Group

We have developed a comparator compensation peer group, which is composed of specific peer companies within the energy industry. Our peer group was developed with the assistance of Pearl Meyer and is used to analyze our NEO compensation levels and overall program design. This compensation peer group is used to determine direct market levels of the main elements of executive compensation (base salary, annual incentives, long-term incentives, as well as total direct compensation). The peer group is also used to gauge industry practices regarding the structure and mechanics of annual and long-term incentive plans, employment agreements, severance and change in control policies and employee benefits. The composition of the peer group is reviewed by the Committee on an annual basis to ensure that we have and maintain an appropriate group of comparator companies. In August 2015, with the advice of Pearl Meyer, the Committee assessed the compensation peer group and determined to remove Dresser-Rand Corporation in light of its merger with Siemens.

Criteria for selecting peer companies for compensation benchmarking is based on a number of factors. The peer companies selected should reflect an optimum mix of the criteria listed below in their relative order of importance:

Competitive market:

•	Competing Talent — companies with executive talent similar to that valued by us;
•	Direct Competitors — companies in the same or similar industry sector for products or services; and
•	Competing Industry — companies in the same general industry sector having similar talent pools.

Size and demographics:

•	Firms with competitive posture that are generally similar in revenue or market cap size and whose median revenue for the group approximates our revenue;
•	Firms with a competitive posture and comparable area of operations;
•	Firms in the same or similar competitive posture that experience similar market cycles; and
•	Firms that serve the same sector of the industry.

The Committee, based on Pearl Meyer’s analysis and our internal analysis, determined to use the following peer group of 14 companies to evaluate and compare our compensation practices in 2016:

			Financial Size Statistics
Ticker	Name	Primary Industry	2016 Revenue ($MM)	12/31/16 Mkt Cap ($MM)
ATW	Atwood Oceanics, Inc.	Oil and Gas Drilling	$831.6	$850.9
BAS	Basic Energy Services, Inc.	Oil and Gas Equipment and Services	$547.5	$912.9
BRS	Bristow Group, Inc.	Oil and Gas Equipment and Services	$1,399.5	$718.8
CLB	Core Laboratories NV	Oil and Gas Equipment and Services	$594.7	$5.294.9
EXTN	Exterran Corporation	Oil and Gas Equipment and Services	$1,029.3	$839.9
FTI	FMC Technologies, Inc.	Oil and Gas Equipment and Services	$4,542.3	$8,019.1
HLX	Helix Energy Solutions Group, Inc.	Oil and Gas Equipment and Services	$487.6	$1,063.3
KEG	Key Energy Services Inc.	Oil and Gas Equipment and Services	$417.3	$641.7
OII	Oceaneering International, Inc.	Oil and Gas Equipment and Services	$2,271.6	$2,766.4
OIS	Oil States International Inc.	Oil and Gas Equipment and Services	$694.4	$2,003.6
PTEN	Patterson-UTI Energy Inc.	Oil and Gas Drilling	$915.9	$3,987.1
RDC	Rowan Companies plc	Oil and Gas Drilling	$1,843.2	$2,369.5
SPN	Superior Energy Services, Inc.	Oil and Gas Equipment and Services	$1,450.0	$2,561.4
TDW	Tidewater Inc.	Oil and Gas Equipment and Services	$625.0	$160.5

Compensation Peer Group Summary ($ millions)		2016 Revenue	12/31/16 Market Cap
	25th Percentile	$ 602.3	$ 842.6
	Median	$ 873.7	$1,533.4
	Average	$1,284.6	$2,299.3
	75th Percentage	$1,437.4	$2,715.2
Forum 2016 ($ millions)		$ 587.5 22nd Percentile	$2,088.5 56th Percentile

Performance Peer Group

We have also developed a performance peer group with the assistance of Pearl Meyer. The performance peer group is only used to determine payouts for our performance share awards by measuring our TSR relative to that of the performance peer group. The composition of the performance peer group is also reviewed by the Committee on an annual basis to ensure that we have and maintain an appropriate group of companies. See “— Performance Shares” below for a description of performance award payouts.

The performance peer selections were primarily based on who we believe are our most direct competitors — those companies who are in the same industry sector, and compete with us in regards to the products or services we offer and/or for investment capital. Given that the Philadelphia Stock Exchange Oil Service Sector is designed to track the performance of the overall oilfield services sector, the Committee believes it is a useful measure of the company’s performance. Our performance peer group, which was used to determine payout levels for our 2016 performance based awards is as follows:

2016 Performance Peer Companies
Ticker	Name	Primary Industry
DRQ	Dril-Quip Inc.	Oil & Gas Equipment and Services
EXTN	Exterran Corporation	Oil & Gas Equipment and Services
FTI	FMC Technologies Inc.	Oil & Gas Equipment and Services
HTG.L	Hunting plc	Oil & Gas Equipment and Services
NOV	National Oilwell Varco Inc.	Oil & Gas Equipment and Services
OII	Oceaneering International Inc.	Oil & Gas Equipment and Services
OIS	Oil States International Inc.	Oil & Gas Equipment and Services
ˆOSX	Philadelphia Stock Exchange Oil Service Sector	Oilfield Services Index

Our performance peer group, which will be used to determine payout levels for our 2017 performance based awards, was changed slightly from the 2016 group. The use of FMC Technologies, Inc. as a performance peer was replaced with TechnipFMC plc to reflect its merger with Technip, and Tesco Corporation was added as a performance peer.

2017 Performance Peer Companies
			Financial Size Statistics
Ticker	Name	Primary Industry	2016 Revenue ($MM)	12/31/16 Mkt Cap ($MM)
DRQ	Dril-Quip Inc.	Oil & Gas Equipment and Services	$538.7	$2,139.9
EXTN	Exterran Corporation	Oil & Gas Equipment and Services	$1,029.3	$1,057.8
FTI	TechnipFMC plc	Oil & Gas Equipment and Services	$4,542.3	$8,019.1
HTG.L	Hunting plc	Oil & Gas Equipment and Services	$455.8	$1,127.6
NOV	National Oilwell Varco Inc.	Oil & Gas Equipment and Services	$7,251.0	$15,099.9
OII	Oceaneering International Inc.	Oil & Gas Equipment and Services	$2,271.6	$2,713.7
OIS	Oil States International Inc.	Oil & Gas Equipment and Services	$694.4	$1,808.3
TESO	Tesco Corporation	Oil & Gas Equipment and Services	$134.7	$401.8
OSX	Philadelphia Stock Exchange Oil Service Sector	Oilfield Services Index

Role of Market Data

Pearl Meyer uses compensation data gathered from the compensation peer group as well as supplemental data from published market surveys to benchmark our executive compensation. The supplemental survey data allow the Committee to consider compensation levels through the broader energy industry compared to the oilfield services industry focused data of the peer group. Survey data also provides market norms for executive positions, which may not be reported as named executive officers in the peer group data.

Our review of market data focuses on the main elements of executive compensation: base salary, annual incentive opportunity, long-term compensation and total direct compensation. The graphic below defines the data we consider:

We review both target and actual compensation paid, but our primary focus is on target compensation because we want to provide our executives with the opportunity to earn competitive levels of compensation. How our plans ultimately payout is contingent upon management’s performance.

The Committee periodically commissions Pearl Meyer to conduct a market-based compensation study. The most recent study used in connection with the determination of total compensation in 2016 was completed in December 2015 and reviewed again in February 2016. That study indicated that our NEO base salaries, target total cash and target total direct compensation are on average below the market median. The Committee determined not to meaningfully adjust executive compensation due to market conditions.

Elements of Compensation for Our Named Executive Officers

Base Salary

Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities and is based on the executive’s experience and requisite skills. It represents the minimum income a Named Executive Officer may receive in any year. Base salaries are determined for each Named Executive Officer based on the executive’s position and responsibility. We review the base salaries for each Named Executive Officer annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The employment agreements we maintain with the Named Executive Officers (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary. Effective January 2016, in light of depressed commodity prices and reduced operating activity, each Named Executive Officer voluntarily reduced his base salary by 10%. Base salaries for the Company’s Named Executive Officers were frozen since 2014. Salaries for each of these officers were reinstated to 2014 levels on January 1, 2017 in anticipation of an increase in market activity and in order to provide more competitive compensation levels.

The table below shows base pay amounts for each Named Executive Officer as of March 20, 2017:

Executive	2015 Salary	2016 Salary	Change	2017 Salary	Change
C. Christopher Gaut	675,000	607,500	(10)%	675,000	11%
James W. Harris	399,877	359,889	(10)%	399,877	11%
Prady Iyyanki	475,000	427,500	(10)%	475,000	11%
James L. McCulloch	346,653	311,988	(10)%	346,653	11%
Michael D. Danford	264,534	238,081	(10)%	300,000	26%

Annual Incentive Awards

Our annual incentive awards are formulaic and performance based. The payout potential at each level of our plan is expressed as a percentage of an executive’s base salary as set forth in the table below. Each year the Committee reviews bonus targets as well as target and actual total cash compensation paid to the named executive officers of our peer group to gauge the competitive level of our targets and ultimate payouts.

Management Incentive Plan

Our Management Incentive Plan (the “MIP”) for 2016 was designed to incentivize and reward key executives who had a significant impact on our achievement of overall corporate performance goals. The Committee approved NEO participants and their target bonus levels for the MIP and will continue to do so in future years.

The following table sets out our target and maximum bonus levels for 2016 for our NEOs expressed as a percentage of annual base salary:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	125%	250%
James W. Harris	80%	160%
Prady Iyyanki	100%	200%
James L. McCulloch	80%	160%
Michael D. Danford	60%	120%

2016 MIP

The 2016 MIP has a built-in threshold such that zero bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level in an amount set forth in the 2016 MIP, referred to as “over-achievement,” the participant is eligible to receive the maximum bonus in the above table, an amount of up to two times (2X) the target award. The following graph summarizes the payout of the established performance goals.

MIP Performance Metrics

Performance for the 2016 MIP was measured in terms of EBITDA, free cash flow, personal performance and safety. These metrics were chosen because the Committee concluded that using EBITDA and free cash flow as measures align the interests of the executives with those of our stockholders, specific personal performance would reward management for focusing on key individual performance criteria that are only indirectly captured through financial metrics and because safety is an overriding value of our company. The weightings for the four metrics in 2016 were as follows:

Performance Measure	Weighting
EBITDA	50%
Free Cash Flow	20%
Personal Performance Award	20%
Safety Performance	10%

EBITDA and Free Cash Flow

The EBITDA and free cash flow measures were derived from the 2016 financial plan set by our board of directors, adjusted for acquisitions during the year. EBITDA was added as a replacement for the Operating Income measure as it is considered to be a more appropriate measure in terms of the short-term incentive nature of the MIP program. In addition, free cash flow was added as a replacement for the Working Capital Ratio measure in order to place emphasis on our ability to generate cash flow in a challenging market environment. Given the need to reduce costs in 2016, including compensation expense, the Committee set the target performance levels for EBITDA and free cash flow at high levels that were not expected to be achieved in 2016 unless there was a sharp, unexpected recovery during the year.

Personal Performance Award

The Personal Performance Award is intended to encourage an increased focus on each participant’s impact on our overall objectives, including maximizing shareholder return. Each Named Executive Officer’s personal performance is evaluated in terms of both quantity and quality of achievement relative to their individual areas of responsibility, and such other factors deemed relevant by the Chief Executive Officer and the Committee or the board of directors, as applicable.

Safety Performance

The safety measure was based on the Total Recordable Incident Rate (“TRIR”), which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line. The safety measure for Messrs. Gaut, Harris, Iyyanki, McCulloch and Danford is based on the Company’s consolidated TRIR safety performance.

The targets for each product line were established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry, as reported in 2010 by the U.S. Department of Labor. Threshold and over-achievement levels were set at points recommended by management to create stretch goals while at the same time maintaining the incentive of each product line throughout the year, and not as percentages of target TRIR.

2016 MIP Payout

The table below sets forth the EBITDA targets and actual achievements for 2016:

EBITDA
Executive	Target Performance ($ thousands)	Actual Performance ($ thousands)	Bonus Earned ($)
C. Christopher Gaut	66,000	(24,877)	—
James W. Harris	66,000	(24,877)	—
Prady Iyyanki	66,000	(24,877)	—
James L. McCulloch	66,000	(24,877)	—
Michael D. Danford	66,000	(24,877)	—

The table below sets forth the free cash flow targets and actual achievements for 2016:

Free Cash Flow
Executive	Target Performance ($ thousands)	Actual Performance ($ thousands)	Bonus Earned ($)
C. Christopher Gaut	100,000	57,677	—
James W. Harris	100,000	57,677	—
Prady Iyyanki	100,000	57,677	—
James L. McCulloch	100,000	57,677	—
Michael D. Danford	100,000	57,677	—

The table below sets forth the Personal Performance Award for 2016:

Personal Performance Award
Executive	Bonus Earned ($)
C. Christopher Gaut	148,630
James W. Harris	56,844
Prady Iyyanki	86,231
James L. McCulloch	48,851
Michael D. Danford	28,753

The table below sets forth the safety targets and actual achievements for 2016:

Safety (TRIR)
Executive	Target Performance	Actual Performance	Bonus Earned ($)
C. Christopher Gaut	1.10	0.97	122,620
James W. Harris	1.10	0.97	46,896
Prady Iyyanki	1.10	0.97	71,140
James L. McCulloch	1.10	0.97	40,302
Michael D. Danford	1.10	0.97	23,721

In accordance with the terms of the MIP, each performance measure other than personal performance is adjusted as necessary for acquisitions consummated during the year. Based on the MIP measures for each executive, financial, safety and personal performance resulted in the payments set forth above, and no discretionary adjustments were made thereto by the Committee.

Awards under our 2016 MIP were determined following an analysis of our financial results for 2016. Actual MIP payments are greater than target level for the Safety measure because our actual performance for this measure used under the MIP for 2016 was better than the target set by the Committee and our board of directors.

Executive	MIP Target ($)	MIP Payment ($)	MIP Payment as % of Target	2016 Payment as % of Base Salary
C. Christopher Gaut	743,149	271,249	36.5%	45.6%
James W. Harris	284,220	103,740	36.5%	29.2%
Prady Iyyanki	431,154	157,371	36.5%	36.5%
James L. McCulloch	244,257	89,154	36.5%	29.2%
Michael D. Danford	143,764	52,474	36.5%	21.9%

2017 MIP

For the 2017 plan year, the Committee approved three performance bands (threshold, target and overachievement) for each of the measures under the MIP. Working Capital, derived from a calculation of Gross Days Sales Outstanding and Gross Days of Inventory On Hand, was added as a replacement for the Free Cash Flow measure in order to emphasize working capital efficiency during the expected market upturn. EBITDA, Personal Performance and Safety will continue to be measures utilized in the 2017 MIP.

Performance Measure	Weighting
EBITDA	50%
Working Capital	20%
Personal Performance	20%
Safety Performance	10%

The table below sets out our NEO target and maximum bonus levels for 2017, expressed as a percentage of annual base salary. These targets have been approved by the Committee and are consistent with our philosophy of targeting market median pay opportunities.

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	125%	250%
James W. Harris	80%	160%
Prady Iyyanki	100%	200%
James L. McCulloch	80%	160%
Michael D. Danford	60%	120%

The following graph summarizes the payout of the established performance goals for the 2017 MIP.

Long-Term Equity Based Incentives

We believe that long-term equity awards are the strongest link between executive pay and stockholder interests and, therefore, they represent a significant portion of our NEO total compensation. Long-term equity awards are granted pursuant to the 2016 Plan. Options are inherently performance based and we believe provide a strong link between our executives’ and stockholders’ long-term interests. We typically also grant restricted stock units as part of our equity based incentive package for competitive purposes, to balance the compensation risk associated with options and to provide value in equity which is tied to retention by placing a vesting requirement on the restricted stock unit grants. Another reason we grant restricted stock units, and may increase them in the future as a percentage of our equity package, is to conserve our share pool. Fewer full value shares are required to deliver a targeted equity value than would be required if the grant were made in options alone. We include performance based awards in the mix of equity granted to our NEOs. To date, and for the 2017 awards, the percentages of each year’s grant have been made up of one-third each of stock options, restricted stock units and performance based shares as a balanced approach, which considers the motivation of our executives, the interests of our stockholders, as well as the common practice within our peer group. In addition, subject to exceptional circumstances, incentive awards include double-trigger vesting provisions. While single-trigger vesting is prevalent among members of our peer group, we believe double trigger vesting is more in line with the expectations of our stockholders and would still permit us to offer attractive compensation to our Named Executive Officers. It has been our historical practice and expectation that on a going forward basis incentive awards will also include multi-year vesting provisions.

LTI Vehicle	Performance Measure	Vesting	Percentage
Stock Options	Final value varies with stock price	25% annually for four years	33%
Time-Vested Restricted Stock Units	Final value varies with stock price	25% annually for four years	33%
Performance Shares	Shares earned subject to Company TSR performance relative to peer group over a one-, two-, and three-year period	One-third of each award vests after the one-, two-, and three-year performance periods	33%

Long Term Incentive Award Program Terms
Award Cycle & Timing
Fiscal Year	Equity Granted	February 2017	February 2018	February 2019	February 2020
2016	2016 Performance Share Award	2016 Performance Share Award Earned 33 1/3
2016 Performance Share Award Earned 33 1/3
2016 Performance Share Award Earned 33 1/3
	2016 Time-Vested Restricted Stock Units	2016 Restricted Stock Units 25% Vested	2016 Restricted Stock Units 25% Vested	2016 Restricted Stock Units 25% Vested	2016 Restricted Stock Units 25% Vested
	2016 Time-Vested Stock Options	2016 Stock Options 25% Vested	2016 Stock Options 25% Vested	2016 Stock Options 25% Vested	2016 Stock Options 25% Vested

Performance Shares

Performance shares provide an additional incentive to our NEOs. Performance share payout will be calculated at the end of each year over a three year period based on TSR relative to our performance peer group. The table below shows the award multipliers applied to our target based upon relative TSR performance. The table below shows the impact on payout multipliers as peers are removed from the group. Please see the “— Performance Peer Group” section above for a description of our performance peer group.

Rank Against Peers	Award Multiplier (9 peers)	Award Multiplier (8 peers)	Award Multiplier (7 peers)
1	2.00	2.00	2.00
2	1.75	1.75	1.75
3	1.50	1.50	1.50
4	1.25	1.25	1.25
5	1.00	1.00	1.00
6	1.00	0.75	0.75
7	0.75	0.50	0.50
8	0.50	0.25	0.00
9	0.25	0.00
10	0.00

The resulting multipliers shown above, and ultimate number of shares delivered to our NEOs, are determined at the conclusion of each year in the three-year performance period. The first measurement will be the one-year relative TSR, the second measurement will be cumulative two-year TSR, and the third measurement will be the cumulative three-year TSR relative to the performance peer group. Under each performance share agreement, the payout is capped at a multiplier of 1.00 if absolute total shareholder return is negative, even if our TSR performance is ranked higher relative to our peers. In addition, the agreements provide for a payout with a minimum multiplier of 1.00 if absolute TSR is greater than or equal to 20%.

2016 Awards

Our Committee, and our board of directors in respect of Mr. Gaut, granted equity-based compensation awards in 2016 to each of the Named Executive Officers.

Executive	Stock Option Awards	Restricted Stock Unit Awards		Performance Share Awards(2)	Grant Date Value ($)
C. Christopher Gaut	292,210	119,810		119,810	3,259,674
James W. Harris	77,920	31,950		31,950	869,248
Prady Iyyanki	103,900	72,169	(1)	42,600	1,659,035
James L. McCulloch	56,280	23,070		23,070	627,718
Michael D. Danford	32,900	13,490		13,490	367,016

(1)	In February 2016, Mr. Iyyanki received an award of 42,600 shares of restricted stock. In connection with Mr. Iyyanki’s appointment as President and Chief Operating Officer in May 2016, he was awarded 29,569 shares of restricted stock.
(2)	Reflects shares which will be earned at target. Payout of shares varies from 0% of target award if relative TSR performance does not meet threshold and up to 200% of the target award if relative TSR performance is at the maximum level.

Our equity-based compensation awards granted in 2016 were approximately equal to the median as compared to our compensation peer group. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, and we do not grant options with a grant date prior to the date of Committee approval of the grant.

Update on Performance Awards

Our 2016 TSR, 2015 through 2016 TSR and 2014 through 2016 TSR were 78.5%, 12.1% and -16.6%, respectively, which ranked first among our one- and two-year, and second among our three-year, performance peer groups (shown below). This performance resulted in the application of a 2.00x multiplier to our target on the first tranche of the 2016 performance award, 2.00x multiplier to our target on the second tranche of the 2015 performance award, 1.00x multiplier to our target on the third tranche of the 2014 performance award (the applicable multiplier was reduced to 1.00x from 1.75x due to negative TSR).

2017 Awards

Our Committee, and our board of directors in respect of Mr. Gaut, granted equity-based compensation awards in February 2017. The table below summarizes the amount of such grants to each Named Executive Officer.

Executive	Stock Option Awards	Restricted Stock Unit Awards	Performance Share Awards(1)	Grant Date Value ($)
C. Christopher Gaut	111,732	49,751	49,751	3,112,376
James W. Harris	37,244	16,584	16,584	1,037,472
Prady Iyyanki	55,866	24,876	24,876	1,556,208
James L. McCulloch	27,933	12,438	12,438	778,104
Michael D. Danford	17,877	7,960	7,960	497,973

(1)	The number of performance share awards disclosed in this column assumes that the performance share award grant is paid out at the target level of performance in our common stock. Payout of shares varies from 0% of target award if relative TSR performance does not meet threshold up to 200% of the target award if relative TSR performance is at the maximum level.

Our equity-based compensation awards granted in February 2017 were approximately at the market median as compared to our compensation peer group and maintained the same mix and structure as our 2016 awards.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating Named Executive Officers, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $18,000 for 2016). Additionally, participants age 50 years and older may make a “catch-up contribution” to the 401(k) Plan each year up to an amount set by statute ($6,000 for 2016). In 2016, in light of the decline in oil prices since the second half of 2014, we continued the suspension of our 401(k) matching contribution program. We believe the program’s suspension was in our stockholders’ best interests given then current market conditions and served to preserve cash flow for potential investment opportunities. In January 2017, we resumed the Company’s 401(k) matching contribution program in order to ensure the retention of our employees.

We have the discretion to provide a profit sharing contribution to each participant depending on our company’s performance for the applicable year. There were no profit sharing contributions made in 2016. Due to statutory limits on the amounts contributed to qualified plans, our Named Executive Officers generally did not receive the full potential matching contribution under the 401(k) Plan.

We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Other Practices, Policies and Guidelines

Perquisites

We do not provide for any perquisites or any other personal benefits for our executive officers that are not available to other employees.

Clawbacks

Payments made under our non-equity incentive plan are subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Act or any other SEC guidelines.

Risk Assessment

Our board of directors has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Committee performs this assessment annually and if a likelihood of a material risk exists, it will enlist additional resources for a full assessment.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation and benefit plans that are generally consistent in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market;
•	Our compensation mix comprises (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance and safety and (iii) long-term incentives to more closely tie executive compensation to stockholder interests and provide for it to be at-risk based on performance;
•	We intend to always have a strategic long-term plan;
•	Our annual corporate goals will be established with specific consideration given to behavioral risk;
•	We design our compensation plans so that no material risks are created between or across product lines;
•	We seek to implement appropriate performance measures each year, whether absolute or relative;
•	We have established maximum payouts to cap any performance incentives in place; and
•	We have clawback provisions built into our non-equity incentive plan.

In summary, although a portion of the compensation provided to Named Executive Officers is based on our performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Executive Stock Ownership Requirements

To further align the interests of our NEOs with the long-term interests of stockholders, our board of directors adopted a Stock Ownership Requirements Policy which requires our executive officers to own shares equal to specified amounts of our common stock, set at a multiple of the officers’ base annual salary in effect as of January 1 of each applicable year. Targets are based on the following multiples of base salary:

Officer	Multiple
CEO	6x
Executive Vice Presidents	4x
Corporate Senior Vice Presidents	3x
Other Section 16 Officers	2x

NEOs are expected to reach this level of target ownership within five years of becoming subject to the policy, three years of a promotion to a higher target multiple or February 21, 2018, whichever is later. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options are not counted. An NEO who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, retaining shares received upon exercise net of shares sold to cover the exercise prices or taxes, as applicable. As of January 1, 2017, each of our NEOs was in compliance with the requirements set forth under the policy. We believe the significant amount of shares required to be held pursuant to the policy aligns the interests of our executives and those of our stockholders. We further believe that this is more effective than imposing a minimum holding period and that imposing such a holding period would be unduly restrictive for executive officers and impact our ability to attract and retain top talent.

Employment Agreements

We entered into employment agreements with Messrs. Gaut and Harris, effective August 2, 2010. We entered into employment agreements with Messrs. McCulloch and Iyyanki effective October 25, 2010 and January 13, 2014, respectively. Mr. Danford is not a party to an employment agreement with us. In January 2016, Messrs. Gaut, Harris, Iyyanki, McCulloch and Danford voluntarily agreed to a ten percent reduction in their annual base salary and waived the cash incentive payment that was earned for 2015 performance and payable in March 2016, in order to support our cost reduction initiatives, and waived any claims under their employment agreements related thereto, as applicable. None of the contracts provide for excise tax protections in the event of a change in control.

The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. We believe that severance protections, particularly in the context of a change in control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Other material terms of these agreements are set forth below under “Executive Compensation.” The severance provisions within the employment agreements are set forth in detail in “Executive Compensation — Potential payments upon termination and change in control” below.

Nonqualified Deferred Compensation Plan

Our non-qualified deferred compensation plan permits eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. The plan was adopted in consultation with Pearl Meyer, which advised the Committee that such a plan was a competitive practice. In light of the continued suspension of the Company’s 401(k) matching program, the suspension of matching contributions on participant deferrals under the deferred compensation plan was also continued.

The plan provides that an officer may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid. The Committee recommends to the board of directors annually the interest rate to be paid on all deferred compensation amounts for the year. The interest rate on deferred compensation for 2016 was 7.5% per annum.

Each NEO is 100% vested in all matching contributions as a result of having satisfied the service requirements provided under the plan. Benefits under the plan are paid at the participant’s election upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years. The Committee is responsible for administering this plan. In addition to those employees designated by the plan, our CEO is permitted to designate additional employees who may participate in this plan.

Upon a “change of control” within the meaning of the 2010 Stock Incentive Plan (the “2010 Plan”), all account balances will be fully vested.

Employee Stock Purchase Plan

In 2013, we adopted an employee stock purchase plan, which provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Internal Revenue Code. Generally, the purchase price is equal to 85% (or such other percentage that is not lower than 85% as designated by the Committee prior to the commencement of an offering period) of the market price of common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower, as designated by the Committee from time to time. Offering periods generally consist of six-month periods, or such other periods as may be determined from time to time by the Committee. Employees will be limited to a maximum payroll deduction of up to 30% of eligible compensation and may not purchase more than $12,500 in shares each offering period. Proposal 3 to this proxy statement seeks stockholder approval of our Employee Stock Purchase Plan, amended and restated effective as of July 1, 2017, which reserves and provides for the issuance of 900,000 shares of our common stock.

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. An exception applies to this deductibility limitation for a limited period of time in the case of companies that become publicly-traded.

We reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to comply with (or be exempt from) Section 409A to the extent that the design is also appropriate for our business goals with respect to that arrangement.

All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation — Stock compensation.”

NOMINATING, GOVERNANCE & COMPENSATION COMMITTEE REPORT

The Nominating, Governance & Compensation Committee has reviewed and discussed with Forum’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Michael McShane, Chairperson
John A. Carrig
Terence M. O’Toole
Louis A. Raspino

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during the 2014, 2015 and 2016 fiscal years by our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2016. The tables following the summary compensation table provide additional detail with respect to actual compensation, grants of plan-based awards, the value of outstanding equity awards as of December 31, 2016, the value of options exercised and stock awards that vested during 2016, deferred compensation and estimates of changes in post-employment benefits.

Summary compensation table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Performance Share Awards(2) ($) (A)	Restricted Stock/ Restricted Stock Unit Awards(3) ($) (B)	Stock Awards(4) ($) (A+B)	Option Awards(3) ($)	Non-Equity Incentive Plan Comp(1)(5) ($)	All Other Comp(6) ($)	Total ($)
C. Christopher Gaut Chief Executive Officer and Chairman of the Board(7)	2016	612,692	—	1,009,650	1,125,016	2,134,666	1,125,009	271,249	18,292	4,161,908
	2015	659,794	—	1,225,797	1,124,910	2,350,707	1,124,979	—	21,049	4,156,529
	2014	664,739	—	1,287,483	1,125,014	2,412,497	1,125,000	1,113,353	46,532	5,362,121
James W. Harris Executive Vice President and Chief Financial Officer	2016	362,965	—	269,246	300,011	569,257	299,992	103,740	5,653	1,341,607
	2015	384,717	—	326,907	300,001	626,908	299,977	—	14,311	1,325,913
	2014	393,375	—	343,377	300,011	643,388	300,001	422,120	27,536	1,786,420
Prady Iyyanki President and Chief Operating Officer	2016	431,154	—	358,994	900,026	1,259,020	400,015	157,371	—	2,247,560
	2015	477,088	—	435,808	399,939	835,747	400,013	—	3,654	1,716,502
	2014	461,951	—	457,772	400,006	857,778	400,001	606,170	24,259	2,350,159
James L. McCulloch Executive Vice President, General Counsel and Secretary	2016	314,654	—	194,413	216,627	411,040	216,678	89,154	—	1,031,526
	2015	334,844	—	236,123	216,688	452,811	216,679	—	10,600	1,014,934
	2014	344,382	—	247,969	216,678	464,647	216,674	365,935	20,731	1,412,369
Michael D. Danford Sr. Vice President – Human Resources(8)	2016	240,115	—	113,680	126,671	240,351	126,665	52,474	—	659,605

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan.
(2)	The amounts in this column reflect the aggregate grant date fair value of Performance Share Awards at the target amount, calculated in accordance with FASB Accounting Standards Topic 718. At the maximum amount, these values for Messrs. Gaut, Harris, Iyyanki, McCulloch and Danford would be $2,019,229; $538,492; $717,989; $388,826; and $227,361. In February 2017, we issued 133,928; 21,212; 29,007; 18,739; and 10,201 shares of common stock to each of Messrs. Gaut, Harris, Iyyanki, McCulloch and Danford in connection with the vesting of performance awards granted in February 2014, February 2015 and February 2016. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2015.
(3)	The amounts disclosed in the “2016,” “2015” and “2014” rows represent the grant date fair value in 2016, 2015 and 2014, respectively, of restricted stock, restricted stock unit awards and stock options as determined in accordance with FASB Accounting Standards Topic 718. All 2014 equity awards were granted based on the fair market value of a share of our common stock being $26.96. Other assumptions with respect to stock options included: (a) an exercise price of $26.96; (b) an expected term of 6.25 years; (c) volatility of 27.42%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.96%; and (f) a Black-Scholes value of $8.47. All 2015 equity awards were granted based on the fair market value of a share of our common stock being $18.68. Other assumptions with respect to stock options included: (a) an exercise price of $18.68; (b) an expected term of 6.25 years; (c) volatility of 32.28%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.82%; and (f) a Black-Scholes value of $6.59. All 2016 equity awards were granted based on the fair market value of a share of our common stock being $9.39. Other assumptions with respect to stock options included: (a) an exercise price of $9.39; (b) an expected term of 6.25 years; (c) volatility of 40.06%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 1.40%; and (f) a Black-Scholes value of $3.85. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2016.
(4)	The amounts disclosed in this column represent the aggregate grant-date fair value of restricted stock, restricted stock unit awards and performance share awards, as applicable and as reflected in columns A and B.
(5)	Amounts in the “2016,” “2015” and “2014” rows reflect the MIP award payments that we made to each individual during the first quarters of 2017, 2016 and 2015, respectively. In light of market conditions in 2015 and the resulting reduction in the Company’s revenue, the CEO and each NEO voluntarily declined all cash incentive award payments that would have been earned under the 2015 MIP, an amount equal to approximately $0.5 million in the aggregate.

(6)	All amounts reflected in this column represent contributions that we made to each individual’s 401(k) Plan account, contributions we made related to profit sharing and matching contributions made in connection with our deferred compensation plan. The table below summarizes the amounts of such contributions and profit sharing for 2016. All matching contributions under the Company’s 401(k) Plan and deferred compensation plan were suspended during 2016. However, due to an error in computing interest earned on deferred compensation contributions in 2014 through 2016, a contribution was made to Messrs. Gaut and Harris in order to correct the error.

Name	401(k) Plan Contributions	Profit Sharing	Deferred Compensation Plan
C. Christopher Gaut	—	—	18,292
James W. Harris	—	—	5,653
Prady Iyyanki	—	—	—
James L. McCulloch	—	—	—
Michael D. Danford	—	—	—
(7)	Mr. Gaut does not receive compensation for service as a director.
(8)	Mr. Danford was not a named executive officer prior to 2016.

Summary of actual CEO compensation

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Performance Share Awards(2) ($)(A)	Restricted Stock/ Restricted Stock Unit Awards(3) ($) (B)	Stock Awards(4) ($) (A+B)	Non-Equity Incentive Plan Comp(1)(5) ($)	All Other Comp(6) ($)	Total ($)
C. Christopher Gaut Chief Executive Officer and Chairman of the Board(7)	2016	612,292	—	174,018	335,448	509,466	271,249	18,292	1,411,299
	2015	659,794	—	129,910	750,719	880,629	—	21,049	1,561,472
	2014	664,739	—	276,003	764,947	1,040,950	1,113,353	46,532	2,865,574

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan.
(2)	The amounts disclosed in the “2016,” “2015” and “2014” rows represent the aggregate fair value of the Performance Share Awards that vested in “2016,” “2015” and “2014,” calculated in accordance with FASB Accounting Standards Topic 718.
(3)	The amounts disclosed in the “2016,” “2015” and “2014” rows represent the aggregate fair value of restricted and stock restricted stock unit awards, as applicable, on their vesting date, in accordance with FASB Accounting Standards Topic 718.
(4)	The amounts disclosed in this column represent the aggregate fair value of restricted stock, restricted stock unit awards and performance share awards, as applicable, on the vesting date of such awards, as reflected in columns A and B. Mr. Gaut did not exercise any options during 2016.
(5)	Amounts in the “2016,” “2015” and “2014” rows reflect the MIP award payments that we made to each individual during the first quarters of 2017, 2016 and 2015, respectively. In light of market conditions in 2015 and the resulting reduction in the Company’s revenue, the CEO voluntarily declined all cash incentive award payments that would have been earned under the 2015 MIP, an amount equal to $229,888.
(6)	All amounts reflected in this column represent contributions that we made to each individual’s 401(k) Plan account, contributions we made related to profit sharing and matching contributions made in connection with our deferred compensation plan. The table below summarizes the amounts of such contributions and profit sharing for 2016. All matching contributions under the Company’s 401(k) Plan and deferred compensation plan were suspended during 2016. However, due to an error in computing interest earned on deferred compensation contributions in 2014 through 2016, a contribution was made to Mr. Gaut in order to correct the error.

Name	401(k) Plan Contributions	Profit Sharing	Deferred Compensation Plan
C. Christopher Gaut	—	—	18,292
(7)	Mr. Gaut does not receive compensation for service as a director.

Grants of plan-based awards for 2016

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Non-Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3)(4)	All Other Option Awards: Number of Securities Underlying Options(3)(5)	Exercise or Base Price of Option Awards(5) ($/Share)	Grant Date Fair Value of Stock and Option Awards(6) ($)
		Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
C. Christopher Gaut					—	743,149	1,486,298
	2/19/2016								292,210	9.39	1,125,009
	2/19/2016							119,810			1,125,016
	2/19/2016	29,953	119,810	239,620							1,009,650
James W. Harris					—	284,220	568,441
	2/19/2016								77,920	9.39	299,992
	2/19/2016							31,950			300,011
	2/19/2016	7,988	31,950	63,900							269,246
Prady Iyyanki					—	431,154	862,308
	2/19/2016								103,900	9.39	400,015
	2/19/2016							42,600			400,014
	2/19/2016	10,650	42,600	85,200							358,994
	5/17/2016							29,569			500,012
James L. McCulloch					—	244,257	488,154
	2/19/2016								56,280	9.39	216,678
	2/19/2016							23,070			216,627
	2/19/2016	5,768	23,070	46,140							194,413
Michael D. Danford					—	143,764	287,528
	2/19/2016								32,900	9.39	126,665
	2/19/2016							13,490			126,671
	2/19/2016	3,373	13,490	26,960							113,680

(1)	The amounts in this column represent the estimated future payouts under the long-term incentive plan for performance awards approved by the Committee during 2016. The performance awards were granted to the Company’s executive officers and are based upon our TSR, measured over a one-, two- and three-year performance period. These awards are settled in the Company’s shares of common stock upon the attainment of specified performance goals based on relative TSR. If the minimum threshold for the performance period is not met, no amount will be paid for that period. Payments are calculated by linear interpolation for performance between the threshold and target and between the target and maximum for each component. For additional information about performance awards, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers.”
(2)	These columns represent awards under our 2016 MIP. For additional information about the 2016 MIP, please read “Compensation Discussion and Analysis — Elements of compensation for our named executive officers.”
(3)	All awards in this column were made pursuant to our 2010 Plan or 2016 Plan, as applicable.
(4)	This column consists of restricted stock, which vest in four equal annual installments beginning on the first anniversary of the grant date.
(5)	This column consists of options to purchase our common stock granted in February 2016 and become exercisable in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary on the date of issuance. The exercise price may be paid in cash or by tendering shares of our common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of our common stock. The exercise price for these nonqualified stock options represents the closing price of our common stock on the date of grant.
(6)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

Outstanding equity awards at 2016 fiscal year end

The table below sets forth awards that were granted under the 2016 Plan and prior to the adoption thereof. Expiration dates are also shown for each individual award. Additionally, no performance-based equity grants were made prior to 2013.

	Option Awards					Stock Awards			Equity Incentive Plan Awards
	Number of securities underlying unexercised options			Option exercise price	Option expiration date	Number of shares of stock that have not vested		Market value of shares of stock that have not vested(1) ($)	Unearned shares that have not vested(2) (#)	Market value of unearned shares that have not vested(1) ($)
	exercisable	unexercisable
C. Christopher Gaut	2,002,609	—		$7.68	8/1/2020	10,238	(7)	225,236	333,824	7,344,128
	194,250	—		$20.00	4/12/2022	20,865	(8)	459,030
	95,137	31,713	(3)	$26.05	2/21/2023	45,165	(9)	993,630
	66,425	66,426	(4)	$26.96	2/21/2024	119,810	(10)	2,635,820
	42,677	128,033	(5)	$18.68	2/20/2025
	—	292,210	(6)	$9.39	2/19/2026
James W. Harris	172,000	—		$7.68	8/1/2020	2,560	(7)	56,320	89,024	1,958,528
	21,053	—		$7.68	11/29/2020	5,564	(8)	122,408
	9,509	—		$15.35	12/7/2021	12,045	(9)	264,990
	58,460	—		$20.00	4/12/2022	31,950	(10)	702,900
	23,782	7,928	(3)	$26.05	2/21/2023
	17,713	17,714	(4)	$26.96	2/21/2024
	11,380	34,140	(5)	$18.68	2/20/2025
	—	77,920	(6)	$9.39	2/19/2026
Prady Iyyanki	23,618	23,618	(4)	$26.96	2/21/2024	21,307	(11)	468,754	118,694	2,611,268
	15,175	45,525	(5)	$18.68	2/20/2025	7,419	(8)	163,218
	—	103,900	(6)	$9.39	2/19/2026	16,058	(9)	353,276
						42,600	(10)	937,200
						29,569	(12)	650,518
James L. McCulloch	116,500	—		$7.68	10/25/2020	2,080	(7)	45,760	64,287	1,414,314
	48,470	—		$20.00	4/12/2022	4,019	(8)	88,418
	19,327	6,443	(3)	$26.05	2/21/2013	8,700	(9)	191,400
	12,793	12,794	(4)	$26.96	2/21/2024	23,070	(10)	507,540
	8,220	24,660	(5)	$18.68	2/20/2025
	—	56,280	(6)	$9.39	2/19/2026
Michael D. Danford	74,000	—		$7.68	8/1/2020	1,153	(7)	25,366	37,587	826,914
	27,380	—		$20.00	4/12/2022	2,350	(8)	51,700
	10,702	3,568	(3)	$26.05	2/21/2023	5,085	(9)	111,870
	7,479	7,480	(4)	$26.96	2/21/2024	13,490	(10)	296,780
	4,805	14,415	(5)	$18.68	2/20/2025
	0	32,900	(6)	$9.39	2/19/2026

(1)	Amounts in this column were calculated by assuming a market value of our common stock of $22.00 per share, the closing price of our common stock on December 31, 2016.
(2)	The number of unearned performance share awards and market value of unearned performance share awards disclosed in these columns assume that each unearned performance share award grant is paid out at the threshold level of performance in our common stock using the closing share price on December 31, 2016, except where the performance during the completed fiscal years over which performance for each grant is measured has exceeded the threshold, in which case the amounts are based on the next higher performance measure (target or maximum). Performance unit award grants are based upon a three-year cycle with vesting at the end of the cycle. The performance awards may only be settled in common stock.
(3)	Options vest on February 21, 2017.
(4)	Options vest annually in equal installments over a two-year period on each of February 21, 2017 and 2018.

(5)	Options vest annually in equal installments over a three-year period on each of February 20, 2017, 2018 and 2019.
(6)	Options vest annually in equal installments over a four-year period on each of February 19, 2017, 2018, 2019 and 2020.
(7)	Restricted stock vests on February 21, 2017.
(8)	Restricted stock units vest annually in equal installments over a two-year period on each of February 21, 2017 and 2018.
(9)	Restricted stock units vest annually in equal installments over a three-year period on each of February 20, 2017, 2018 and 2019.
(10)	Restricted stock units vest annually in equal installments over a four-year period on each of February 19, 2017, 2018, 2019 and 2020.
(11)	Restricted stock units vest annually in equal installments over a two-year period on each of January 13, 2017 and 2018.
(12)	Restricted stock vests over four-year period on each of May 17, 2017, 2018, 2019, 2020.

Options exercised and stock vested in the 2016 fiscal year

Values shown in the table below were calculated by multiplying the number of shares of restricted stock or restricted stock units that vested by the market value of our common stock on the date of vesting and stock options exercised by the difference between the market value of our common stock on the date of exercise and the exercise price of such stock options.

	Stock Awards		Option Awards
	Number of shares acquired on vesting	Value realized on vesting	Stock option awards exercised	Value realized upon exercise
C. Christopher Gaut	52,282	$566,764	—	—
James W. Harris	14,352	$157,642	—	—
Prady Iyyanki	19,715	$190,131	—	—
James L. McCulloch	11,152	$123,784	—	—
Michael D. Danford	4,410	$49,200	—	—

Pension benefits

We maintain a 401(k) Plan for our employees, including our named executive officers, but our named executive officers do not participate in a defined benefit pension plan.

Non-qualified deferred compensation

In 2013, we adopted a non-qualified deferred compensation plan that permits eligible participants, including our named executive officers, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. In February 2015 and in light of the suspension of the Company’s 401(k) matching program, the Committee determined it was appropriate to suspend matching contributions on participant deferrals under the deferred compensation plan.

The plan provides that a participant may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid. The Committee recommends to the board of directors annually the interest rate to be paid on all deferred compensation amounts for the year. The interest rate on deferred compensation for 2016 was 7.5% per annum.

Each named executive officer is 100% vested in all prior matching contributions as a result of having satisfied the service requirements. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years, as the participant elects. The Committee is responsible for administering this plan.

Upon a “change of control” within the meaning of the 2016 Plan, all account balances will be fully vested.

The following table provides detail with respect to each defined contribution that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Aggregate Balance at Fiscal Year Beginning	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End
C. Christopher Gaut	1,581,965	—	18,292	126,575	—	1,726,832
James W. Harris	763,833	21,316	5,653	62,375	—	853,177
Prady Iyyanki	—	—	—	—	—	—
James L. McCulloch	—	—	—	—	—	—
Michael D. Danford	122,028	2,396	—	9,903	—	134,327

(1)	The amounts disclosed in this column also are disclosed in the “Salary” column for each NEO in the Summary Compensation Table.
(2)	The amounts disclosed in this column are also disclosed in the “All Other Compensation” column of the Summary Compensation Table and are further described in the All Other Compensation Table. All matching contributions under the Company’s deferred compensation plan were suspended during 2016. However, due to an error in computing interest earned on deferred compensation contributions in 2014 through 2016 a contribution was made to Messrs. Gaut and Harris in order to correct the error.
(3)	The amounts disclosed in this column represent earnings on invested funds in each NEO’s individual deferred compensation account.

Employment agreements

We entered into employment agreements with Messrs. Gaut and Harris effective August 2, 2010. We entered into an employment agreement with Messrs. McCulloch and Iyyanki effective October 25, 2010 and January 13, 2014, respectively. Mr. Danford is not a party to an employment agreement with Forum. In January 2016, Messrs. Gaut, Harris, Iyyanki, McCulloch and Danford voluntarily agreed to a ten percent reduction in their annual base salary in order to support our cost reduction initiatives, and waived any claims under their employment agreements related thereto, as applicable. None of the contracts provide for excise tax protections in the event of a change in control.

Each employment agreement contains substantially similar provisions with the exception of the determination of the amount of the severance benefit described below under “Quantification of payments.” Each employment agreement automatically extends for one-year periods on the anniversary of the effective date unless either party gives sixty days prior written notice of its intention to not renew the term of employment. The employment term can also be terminated at any time upon prior written notice by us or the executive. Each employment agreement provides that the annual base salary for the executive will not be less than the following: Mr. Gaut, $625,000; Mr. Harris, $300,000; Mr. Iyyanki, $475,000; and Mr. McCulloch, $285,000. Each executive will be eligible to participate in, and may be awarded an annual bonus under, our annual cash incentive bonus program if certain performance targets are met for the performance period, which is expected to be each calendar year. Under each of the employment agreements, if the executive’s employment is terminated prior to the expiration of the term by the executive for good reason, by notice of non-renewal by us or by our action for any reason other than the executive’s death or disability or for cause, subject to the executive’s execution and nonrevocation of a release within the period specified in the employment agreement, the executive will be entitled to receive certain severance payments and benefits from us. Please see the “Potential payments upon termination and change in control” section below for a more detailed description of the terms and payments provided under each of the employment agreements in connection with severance benefits upon certain terminations of employment.

Potential payments upon termination and change in control

The employment agreements we maintain with our named executive officers will provide the executives with severance benefits upon certain terminations of employment, and the individual award agreements that govern our stock option and restricted stock awards under the applicable incentive plan contain accelerated vesting provisions that will apply upon a Change in Control (as defined below).

The employment agreements for each of our named executive officers contain similar termination provisions. Under the employment agreements, if the executive’s employment is terminated prior to the expiration of the term by the executive for good reason (as defined below), by notice of non-renewal by us or by our action for any reason other than his death or disability (as defined below) or for cause (as defined below), subject to the executive’s execution and nonrevocation of a release within the period specified in the employment agreement, the executive will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to the applicable “severance multiple” times the sum of his annual base salary at the time of the termination plus a specified percentage of his annual base salary, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, as determined in good faith by our board of directors in accordance with the performance criteria established pursuant to the employment agreement, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under our group health plans for up to eighteen months.

The employment agreements provide that the “severance multiple” in clause (1) above is two for each of our named executive officers unless the executive’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is three. The employment agreements for our named executive officers provide that any payments or benefits to which the executive may be entitled (whether under the employment agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the executive. If a named executive officer’s employment is terminated for any reason other than those described above, the employment agreements state that the executive will continue to receive his compensation and benefits to be provided by us until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the employment agreements, subject to certain exceptions, the executives may not compete in the market in which we and our respective affiliates engage during his employment and for two years following the termination of his employment.

The employment agreements define the term “Good Reason” as any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) in the case of Mr. Gaut, the executive’s demotion from his current position with Forum, and in the case of Messrs. Harris, Iyyanki and McCulloch a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles. “Disability” is generally defined as an executive’s inability to perform the executive’s duties or fulfill his obligations under the employment agreement by reason of any physical or mental impairment for a continuous period of not less than three months. The employment agreements state that a termination for “Cause” will occur when an executive has (a) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (b) materially breached any material provision of his employment agreement or any written corporate policy, (c) willfully engaged in conduct that is materially injurious to us or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

Mr. Danford is a participant in our severance plan, which is made available to certain individuals designated by our Chief Executive Officer. Under the severance plan, if the participant incurs a qualifying termination event (as defined in the severance plan), the participant will be entitled to receive a severance benefit equal to a lump sum payment of an amount equal to the applicable “severance multiple” times the sum of his annual base salary at the time of the termination plus such amounts the participant could have received in cash had he not elected to contribute to an employee benefit plan maintained by us. The severance plan provides that the “severance multiple” is one for each participant unless the participant’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is two.

In terms of the severance benefits payable to our named executive officers under the circumstances described above that are based on the “severance multiple,” the following table sets out the formula for determining the amount of such benefits for the named executive officers under the agreements or the severance plan, as applicable.

Executive	Base salary as of December 31, 2016 (“B”)	2016 annual bonus target (“T”) as a percent of base	Severance amount for termination not within 2 years after a change in control	Severance amount for termination within 2 years after a change in control
C. Christopher Gaut	$607,500	125	2 times (B+T)	3 times (B+T)
James W. Harris	$359,889	80	2 times (B+T)	3 times (B+T)
Prady Iyyanki	$427,500	100	2 times (B+T)	3 times (B+T)
James L. McCulloch	$311,988	80	2 times (B+T)	3 times (B+T)
Michael D. Danford	$238,081	60	1 times (B+T)	2 times (B+T)

“Change in Control” is generally defined in the employment agreements to occur upon (1) the acquisition by an individual, entity or group (within the meaning of the Exchange Act) of the beneficial ownership of fifty percent or more of either (a) our then outstanding shares of common stock, or (b) the combined voting power of our then outstanding voting securities entitled to vote in our election of directors; (2) the date the individuals who, immediately following the time when our stock became publicly traded, constitute our board of directors (and certain approved individuals who become directors after such time) cease to constitute a majority of the board of directors; or (3) the consummation of a corporate transaction (merger, reorganization, consolidation or a sale of all or substantially all of our assets) unless, following that transaction, all or substantially all of the individuals and entities that were the beneficial owners of our outstanding common stock and outstanding voting securities prior to the transaction still beneficially own more than fifty percent of those shares of common stock or voting power of the resulting entity following the transaction and at least a majority of the members of the board of directors of the ultimate parent entity resulting from the transaction were members of our board of directors at the time of the execution of the agreement that led to the transaction.

The restricted stock, restricted stock unit and stock option award agreements under our 2010 Plan have accelerated vesting provisions in the event of a Change in Control (the 2010 Plan and award agreements contain substantially the same definition of a Change in Control as provided within the named executive officer’s employment agreement). If a Change in Control occurs during the period of time that the award is still outstanding, any unvested portion of the award will immediately vest so long as the executive has been continuously employed with us from the date of grant until the Change in Control event. With respect to the performance share awards, in the event of a Change in Control (as defined in the 2010 Plan) all performance share awards will vest and be earned at the target level for each applicable performance period. Our 2016 Plan also includes accelerated vesting provisions in the event of a Change in Control followed by a termination of employment under certain circumstances. All incentive awards issued in February 2016 and 2017 include these double trigger change in control vesting provisions. With respect to the performance share awards, in the event of a Change in Control (as defined in the 2016 Plan) all performance share awards will vest and be earned at the target level for each applicable performance period.

Quantification of payments

The table below discloses the amount of compensation and/or benefits due to our named executive officers in the event of their termination of employment and/or in the event we undergo a Change in Control. The amounts disclosed assume such termination and/or the occurrence of such Change in Control was effective December 31, 2016, and uses the closing price of our common stock on that date of $22.00. The column titled “Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control” utilizes the one times (B+T) formula above, except for Mr. Danford who would receive one times base salary, while the column titled “Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control” utilizes the three times (B+T) formula, except for Mr. Danford who would receive two times base salary. COBRA premiums reflected below are based upon the monthly premiums in effect for each of the named executive officers with respect to medical, dental and vision expenses effective as of January 1, 2017 for a period of eighteen months. The amounts below constitute estimates of the amounts that would be paid out to our named executive officers upon their respective terminations and/or upon a Change in Control under such arrangements, but final amounts can only be determined with certainty upon the actual event. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a Change in Control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination due to death or disability ($)	Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control ($)	Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control ($)		Change in control without termination ($)
C. Christopher Gaut
Salary	N/A	1,215,000	1,822,500		—
Bonus Amounts	N/A	1,518,750	2,278,125		—
COBRA Premiums	N/A	20,908	20,908		—
Accelerated Equity Vesting(1)	4,277,664	N/A	12,248,628		12,248,628
Total	4,277,664	2,754,658	16,370,161	(2)	12,248,628
James W. Harris
Salary	N/A	719,778	1,079,667		—
Bonus Amounts	N/A	575,822	863,734		—
COBRA Premiums	N/A	20,908	20,908		—
Accelerated Equity Vesting(1)	1,137,142	N/A	3,262,608		3,262,608
Total	1,137,142	1,316,508	5,226,917	(2)	3,262,608
Prady Iyyanki
Salary	N/A	855,000	1,282,500		—
Bonus Amounts	N/A	855,000	1,282,500		—
COBRA Premiums	N/A	20,908	20,908		—
Accelerated Equity Vesting(1)	2,040,629	N/A	5,394,328		5,394,328
Total	2,040,629	1,730,908	7,980,236	(2)	5,394,328
James L. McCulloch
Salary	N/A	623,976	935,964		—
Bonus Amounts	N/A	499,181	748,771		—
COBRA Premiums	N/A	14,605	14,605		—
Accelerated Equity Vesting(1)	826,097	N/A	2,361,306		2,361,306
Total	826,097	1,137,762	4,060,646	(2)	2,361,306
Michael D. Danford
Salary	N/A	238,081	476,162		—
Bonus Amounts	N/A	142,849	285,697		—
COBRA Premiums	N/A	—	—		—
Accelerated Equity Vesting(1)	481,694	N/A	1,379,137		1,379,137
Total	481,694	380,930	2,140,996	(2)	1,379,137
Total	8,763,226	7,320,766	35,778,936		24,646,006

(1)	Calculated based on (i) the difference between the closing price of our common stock on December 31, 2016 ($22.00) and the exercise price of unvested stock options as of such date, in the case of stock options, and (ii) the closing price of our common stock on December 31, 2016 ($22.00), in the case of restricted stock, restricted stock units or performance shares.
(2)	Each of our NEO’s compensation may be reduced such that no portion of such amounts and benefits received are subject to an excise tax under Section 4999 of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2016.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	4,403,446	$11.74	5,645,122	(2)
Equity compensation plans not approved by security holders	0	0	0
Total	4,403,446	$11.74	5,645,122

(1)	Consists of the 2016 Plan and the Employee Stock Purchase Plan.
(2)	Shares remaining available for issuance under the 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. From January 1, 2017 through March 20, 2017, we have issued an additional 1,113,683 awards under the 2016 Plan in the form of restricted stock units, restricted stock, stock options and performance shares assuming achievement of targets set by the board of directors. In 2016, we issued 156,823 shares of common stock under our Employee Stock Purchase Plan.

PROPOSAL 3: APPROVAL OF THE FORUM ENERGY TECHNOLOGIES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Vote Required and Board Recommendation

Our board of directors has unanimously adopted a resolution to submit to a vote of our stockholders the Forum Energy Technologies, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), as set forth in Appendix A to this proxy statement. If a quorum is present at the annual meeting, the approval of the Employee Stock Purchase Plan requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of our common stock entitled to vote on the proposal. Your board of directors unanimously recommends a vote “FOR” approval of the Employee Stock Purchase Plan taking into account the following:

•	The Committee believes that the Employee Stock Purchase Plan is a strategically favorable means of providing a broader base of employees an opportunity to increase their proprietary interest in our success, thereby aligning their interests with our stockholders.
•	The board of directors believes that shares purchased under the Employee Stock Purchase Plan will motivate employees to enhance long-term stockholder value.
•	The Employee Stock Purchase Plan is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.

Summary of the Employee Stock Purchase Plan

The following summary of the Employee Stock Purchase Plan is qualified by reference to the full text thereof, which is attached as Appendix A to this proxy statement.

Overview

All employees, including executive officers (other than 5% owners of Forum), are eligible to participate in the Employee Stock Purchase Plan. If approved by stockholders, employees may purchase shares of our common stock through payroll deductions at a discount of up to 15% of market value. The offering periods under the proposed Employee Stock Purchase Plan are generally six months in duration. Employees are limited to a maximum payroll deduction of up to 30% of eligible compensation and may not purchase more than $25,000 in shares each calendar year under the Employee Stock Purchase Plan. A total of 900,000 shares of our common stock have been reserved for issuance under the Employee Stock Purchase Plan. The summary does not purport to be a complete description of all the provisions of the Employee Stock Purchase Plan, which is attached hereto as Appendix A.

Administration

The Nominating, Governance & Compensation Committee acts as the administrator of the Employee Stock Purchase Plan and has the authority to interpret and resolve any ambiguities in the terms of the Employee Stock Purchase Plan. The Committee has the right to delegate its administrative responsibilities under the Employee Stock Purchase Plan.

Eligibility; Price of Shares; Stock Purchases

Employees — including executive officers — are eligible to participate in the Employee Stock Purchase Plan. As of March 20, 2017, there are approximately 2,030 employees eligible to participate in the Employee Stock Purchase Plan.

An employee may not participate in the Employee Stock Purchase Plan if the employee would own stock of Forum (including stock the employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of Forum. In addition, an employee may not purchase stock with a fair market value in excess of $25,000 per calendar year.

Under the Employee Stock Purchase Plan, each calendar year is divided into “offering periods.” Each offering period will consist of a six-month period commencing on January 1 or July 1. If the Employee Stock Purchase Plan is approved by the stockholders, the initial offering period will commence on July 1, 2017.

Prior to each offering period, an eligible employee may elect to purchase stock under the Employee Stock Purchase Plan by payroll deduction. The employee will designate the percentage, up to a maximum of 30%, of eligible compensation (as defined under the Employee Stock Purchase Plan) to be withheld and applied to the purchase of stock as of the last trading day of the offering period. Subject to the Employee Stock Purchase Plan rules and the Committee’s consent, an employee may reduce (but not increase) the contribution percentage during the offering period.

At the end of each offering period, we will apply the amount contributed by the employee during that period to the purchase of shares of common stock. Generally, the purchase price will be equal to 85% (or such other percentage that is not lower than 85% as designated by the Committee prior to the commencement of an offering period) of the market price of common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower, as designated by the Committee from time to time.

Withdrawal from the Employee Stock Purchase Plan; Termination of Employment

Participants may withdraw from the Employee Stock Purchase Plan at any time prior to the last trading day of an offering period by providing at least 15 days’ prior written notice to the Committee. As soon as practicable after withdrawal, payroll deductions will cease and all amounts credited to the participant’s account will be refunded in cash, without interest. A participant who has withdrawn from the Employee Stock Purchase Plan will not participate in future offering periods unless he or she re-enrolls pursuant to the Employee Stock Purchase Plan’s rules.

If a participant’s status as an eligible employee terminates due to the participant’s death, disability or retirement, amounts credited to the participant’s account will be refunded in cash to the participant (or the participant’s estate in the case of the participant’s death) or held until the end of the offering period and applied to purchase shares, at the election of the participant (or the participant’s legal representative in the case of the participant’s death). If a participant’s status as an eligible employee terminates for any other reason, amounts credited to the participant’s account will be refunded in cash to the participant.

Amendment and Termination

The Employee Stock Purchase Plan may be amended or terminated at any time by the board of directors. The Nominating, Governance & Compensation Committee also may amend the Employee Stock Purchase Plan to comply with applicable rules and regulations or to facilitate the administration of the Employee Stock Purchase Plan provided that the amendment does not materially increase the cost of the Employee Stock Purchase Plan. An amendment to the Employee Stock Purchase Plan shall require stockholder approval only to the extent required by applicable laws, regulations or rules.

Effect of Certain Reorganization Events

In the event of a reorganization event (as defined under the Employee Stock Purchase Plan), the Committee may take certain actions with respect to the Employee Stock Purchase Plan as the Committee deems appropriate and as are provided under the terms of the Employee Stock Purchase Plan.

U.S. Federal Income Tax Consequences

The Employee Stock Purchase Plan is intended to be a tax-qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code, which qualifies for favorable tax treatment. A participant does not have to pay taxes until he or she sells or otherwise disposes of shares purchased under the Employee Stock Purchase Plan. A participant will not have to pay income or employment tax upon the purchase of Forum’s common stock at a discount. The participant will, however, have a taxable event upon the sale or disposition of the shares. A participant’s federal income tax liability will depend on whether he or she makes a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition occurs if the participant held the shares for more than two years after the start date of the offering period in which he or she purchased the shares. A disqualifying disposition is any sale or other disposition that occurs before the two-year holding period is satisfied.

If the participant makes a qualifying disposition and if shares purchased under the Employee Stock Purchase Plan are sold at a gain, the participant will report ordinary income from the sale in an amount equal to the lesser of:

•	the fair market value of the shares on the date of the qualifying disposition, minus the purchase price paid for those shares; or
•	the fair market value of the shares on the last trading day before the start of such offering period, minus the purchase price paid for the shares.

If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss will be recognized as a capital loss.

Any additional gain recognized on disposition will be long-term capital gain. If the participant makes a disqualifying disposition, the participant will have ordinary income equal to the discount received on the purchase of the shares. This amount will be reported in the participant’s Form W-2 as wage income. Any additional gain or loss recognized on disposition will be short-term or long-term capital gain or loss, depending on the length of time the participant held the stock after purchase of the shares. We will generally be entitled to a business-expense deduction for any ordinary compensation income recognized by a participant who makes a disqualifying disposition.

The amount that a participant elects to have deducted from his or her compensation for the purchase of shares under the Employee Stock Purchase Plan is taxable wages and is subject to withholding at the time it would have otherwise been received by the participant.

New Plan Benefits

The future benefits or amounts that will be received by or allocated to the officers and employees of us and our subsidiaries if the Employee Stock Purchase Plan is approved by our stockholders are not presently determinable because the number of shares to be issued to these individuals will vary depending upon the level of payroll deductions selected by eligible employees and the future price of our common stock.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2017. This appointment is being presented to the stockholders for ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, it is not anticipated that PricewaterhouseCoopers LLP will be replaced in 2017. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2018.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2016 and 2015, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2016	2015
	(In thousands)
Audit Fees(1)	$2,972	$2,804
Audit-Related Fees(2)	—	—
Tax Fees(3)	33	29
All Other Fees(4)	2	2
Total	$3,007	$2,835

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)	Audit-Related Fees consisted of fees for audit-related services, which primarily related to the acquisition of certain of our subsidiaries and our equity investment in a joint venture.
(3)	Tax Fees consisted of fees for tax services.
(4)	All Other Fees consisted of accounting research tool subscription fees.

The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by our independent public accounting firm in 2016 and 2015 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), Franklin Myers and John Schmitz. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from us and received from PricewaterhouseCoopers LLP the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of PricewaterhouseCoopers LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of PricewaterhouseCoopers LLP. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and PricewaterhouseCoopers LLP. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that these audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

Evelyn M. Angelle, Chairperson
Franklin Myers
John Schmitz

ADDITIONAL INFORMATION

Stockholder Proposals for the 2018 Annual Meeting

To be included in the proxy materials for the 2018 Annual Meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 4, 2017. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. Accordingly, for the 2018 Annual Meeting of stockholders, notice will have to be delivered or received by us no earlier than January 16, 2018 or later than February 15, 2018. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to James L. McCulloch, Secretary, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, are available without charge to stockholders upon request to Mark S. Traylor, Vice President, Investor Relations and Planning, at the principal executive offices of Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to the corporate secretary at our principal executive offices, Forum Energy Technologies, Inc., 920 Memorial City Way, Suite 1000, Houston, Texas 77024, telephone number (281) 949-2500. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

APPENDIX A

FORUM ENERGY TECHNOLOGIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated Effective as of July 1, 2017)

FORUM ENERGY TECHNOLOGIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated Effective as of July 1, 2017)

SECTION 1
PURPOSE

The purpose of the Forum Energy Technologies, Inc. Employee Stock Purchase Plan is to provide eligible Employees of the Company and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company’s long-term performance and success through the purchase of shares of Common Stock at a favorable price with funds accumulated through payroll deductions.

It is intended that this Plan shall constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.

SECTION 2
DEFINITIONS

As used in the Plan, the following terms, when capitalized, have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Business Day” means a day that the New York Stock Exchange, or any other exchange on which the Company’s Common Stock is traded, is open.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 11.

(e) “Common Stock” means the common stock of the Company, $.01 par value per share, or any stock into which that common stock may be converted.

(f) “Company” means Forum Energy Technologies, Inc., a Delaware corporation, and any successor corporation.

(g) “Compensation” means the income an Employee receives that is included in the Employee’s Form W-2 compensation actually paid during the Plan Year, together with the Employee’s pre-tax contributions under the Forum Energy Technologies, Inc. 401(k) Plan for the Plan Year; provided, however, that any amount which would otherwise be considered Compensation but which is received by an Employee under the following circumstances will not be considered Compensation: (1) any amount intended as reimbursement for moving expenses; (2) any amount intended as reimbursement for car expenses; (3) any amount paid after termination of employment which is attributable to severance pay and unused sick days and vacation days; (4) any amount received as non-cash fringe benefits or allowances; (5) foreign assignment related allowances such as housing, cost of living, and educational allowances; (6) amounts realized (i) from the exercise of a nonstatutory option (which is an option other than a statutory option as defined in Treasury Regulation Section 1.421-1(b)), or when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (ii) from the sale, exchange, or other disposition of stock acquired under a statutory stock option, or (iii) as a result of any other grant, purchase, or settlement or disposition of stock-based compensation, whether under the Company’s stock incentive plan or otherwise; and (7) amounts deferred under a nonqualified deferred-compensation plan or arrangement.

(h) “Contributions” means all amounts contributed by a Participant to the Plan in accordance with Section 5.

(i) “Corporate Transaction” means (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets

(other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(j) “Custodian” means Bank of America Merrill Lynch.

(k) “Designated Subsidiary” means a Subsidiary that has been designated by the Board or the Committee as eligible to participate in the Plan as to its eligible Employees.

(l) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s or a Designated Subsidiary’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) “Effective Date” means July 1, 2017, subject to approval by the stockholders of the Company at the 2017 annual shareholder meeting.

(n) “Employee” means any person who performs services for, and who is classified as an employee on the payroll records of the Company or a Designated Subsidiary.

(o) “Enrollment Date” means the date prior to each Purchase Period designated by the Committee as the last day for submission of enrollment and contribution elections.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” of a share of Common Stock means, as of any specified date: the closing price of the Common Stock, if the Common Stock is listed on a national stock exchange registered under Section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no closing price is reported on that date, on the last preceding date on which such closing price of the Common Stock is so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(r) “Insider” means (i) any officer of the Company or a Designated Subsidiary who is subject to the reporting requirements of Section 16 of the Exchange Act and (ii) unless the Committee determines otherwise, any individual that the General Counsel of the Company designates as subject to the Company’s insider trading or blackout policies, as they may be in place from time to time.

(s) “Offering Date” means the first Business Day of each Purchase Period.

(t) “Participant” means a participant in the Plan as described in Section 4.

(u) “Payroll Deduction Account” means the bookkeeping account established for a Participant in accordance with Section 5.

(v) “Plan” means the Forum Energy Technologies, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(w) “Plan Year” means the 12-month period ending on December 31 of each year.

(x) “Prior Plan” means the Forum Energy Technologies, Inc. Employee Stock Purchase Plan as in effect immediately prior to the Effective Date.

(y) “Purchase Date” means the last Business Day of each Purchase Period or such other date as required by administrative operational requirements.

(z) “Purchase Period” means a period of six months commencing on January 1 and July 1 of each Plan Year. The initial Purchase Period after the Effective Date shall be set by the Committee and may be, in the Committee’s discretion, for a period of less than six months.

(aa) “Purchase Price” means an amount equal to 85% to 100% of the Fair Market Value of a Share on one of the following dates: (i) the Offering Date, (ii) the Purchase Date or (iii) the Offering Date or the Purchase Date, whichever is lower, as the Committee in its sole discretion shall determine and communicate to the Participants.

(bb) “Retirement” means, with respect to a Participant, the Participant’s termination of employment with the Company or a Designated Subsidiary after attaining age 65. Notwithstanding the foregoing, with respect to a Participant residing outside the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(cc) “Share” means a share of Common Stock, as adjusted in accordance with Section 13.

(dd) “Subsidiary” means a domestic or foreign corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. The definition of Subsidiary should be interpreted so as to include any entity that would be treated as a “subsidiary corporation” under Code Section 424(f).

SECTION 3
ELIGIBILITY

(a) Eligible Employees.  Any person who is an Employee as of the Enrollment Date immediately preceding an Offering Date in a given Purchase Period will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Section 4 and the limitations imposed by Code Section 423(b). Notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Employees whose customary employment is 20 hours per week or less or is not for more than five months in a calendar year, and (ii) impose an eligibility service requirement of up to two years of employment. The Committee may also determine that a designated group of highly compensated employees (within the meaning of Code Section 414(q)) are ineligible to participate in the Plan.

(b) Five Percent Shareholders.  Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns an amount of capital stock of the Company and/or holds outstanding options to purchase stock which equals or exceeds five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Designated Subsidiary.

SECTION 4
PARTICIPATION

An Employee may elect to become a Participant in the Plan on the Offering Date following the date he first meets the eligibility requirements of Section 3, by completing such enrollment documents as are provided by the Committee or its designee, including where applicable a payroll deduction authorization form, and submitting them to the Committee or its designee in accordance with the administrative requirements and any limitations established by the Committee. The enrollment documents will set forth the amount of the Participant’s Contributions, which may be established as a percentage of the Participant’s Compensation or a specific dollar amount; provided, however, in no event shall a Participant’s Contributions for a given payroll exceed thirty percent (30%) of the Participant’s Compensation (or such other dollar amount or percentage limits as the Committee may establish from time to time before an Offering Date). Contributions to the Plan may be also subject to such other limits designated by the Committee, including any minimum Contribution amount or percentage.

The Plan is a discretionary plan. Participation by any Employee is purely voluntary. Participation in the Plan with respect to any Purchase Period shall not entitle any Participant to participate with respect to any other Purchase Period.

SECTION 5
CONTRIBUTIONS

(a) Payroll Deductions.  A Participant’s Contributions will begin on the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from or suspend participation in the Plan as provided in Section 9. A Participant’s enrollment documents will remain in effect for successive Purchase Periods unless the Participant elects to withdraw from or suspend participation in the Plan as provided in Section 9 or timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Purchase Period in accordance with rules established by the Committee.

(b) Payroll Deduction Account.  For each payroll for which the Participant has elected to make Contributions to the Plan by means of payroll deduction or otherwise (as approved by the Committee), the Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

(c) No Changes to Payroll Deductions.  A Participant may suspend or discontinue his participation in the Plan as provided in Section 9, but may not make any other change during a Purchase Period and, specifically, a Participant may not alter the amount of his payroll deductions for that Purchase Period.

(d) Continued Contributions and Participation.  So long as a Participant remains an Employee of the Company or a Designated Subsidiary, Contributions shall continue in effect from Purchase Period to Purchase Period, unless: (i) by the Enrollment Date prior to the first day of the next succeeding Purchase Period the Participant elects a different Contribution in accordance with procedures established by the Committee; or (ii) the Participant withdraws from the Plan in accordance with Section 9 or terminates employment in accordance with Section 10 hereof.

(e) No Interest.  No interest or other earnings will accrue on a Participant’s Contributions to the Plan.

(f) Non-U.S. Contributions.  In countries where payroll deductions are not permissible or feasible, the Committee may, in its sole discretion, permit an Employee to participate in the Plan by alternative means. Except as otherwise specified by the Committee, Contributions (including payroll deductions) made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.

SECTION 6
STOCK PURCHASES

(a) Automatic Purchase.  Effective as of the close of business on each Purchase Date, but subject to the limitations of Section 7, each Participant will be deemed, without further action, to have automatically purchased the number of whole Shares that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date and such Shares will be considered to be issued and outstanding. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be (i) retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period or (ii) returned to each Participant who is not eligible or has elected not to participate in the following Purchase Period.

(b) Delivery of Shares.  Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or delivered to the Participant (if the Participant has notified the Custodian or such other designated bank or financial institution, in the appropriate manner, of his election to receive the certificate) as soon as administratively feasible after the Purchase Date. Notwithstanding the foregoing, Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in a Plan Omnibus account or the Participant’s individual brokerage account as determined by the Committee. At any time, a Participant may request issuance by the Custodian or such other designated bank or financial institution of a stock certificate representing all or a portion of the Shares (in a whole number) held in such Participant’s account; provided, however, that the Committee may require that Shares be retained by the Custodian for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or to restrict transfer of the Shares. A Participant shall not be permitted to pledge, transfer, or sell Shares until they are issued in certificate form or book entry, except as otherwise permitted by the Committee and subject to the Company’s policies regarding securities trading.

(c) Notice Restrictions.  The Committee may require, as a condition of participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

(d) Shareholder Rights.  A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant’s behalf under the Plan.

SECTION 7
LIMITATION ON PURCHASES

(a) Limitations on Aggregate Shares Available During a Purchase Period.  With respect to each Purchase Period, the Committee, at its discretion, may specify the maximum number of shares of Common Stock that may be purchased or such other limitations that it may deem appropriate, subject to the aggregate number of shares authorized under Section 12 of the Plan. If the number of shares of Common Stock for which options are exercised exceeds the number of shares available in any Purchase Period under the Plan, the shares available for exercise shall be allocated by the Committee pro rata among the Participants in the Purchase Period in proportion to the relative amounts credited to their accounts. Any amounts not thereby applied to the purchase of shares of Common Stock under the Plan shall be refunded to the Participants after the end of the Purchase Period, without interest.

(b) Limitations on Participant Purchases.  Participant purchases are subject to the following limitations:

(1) Purchase Period Limitation.  Subject to the calendar year limits provided in (2) below, the maximum number of Shares that a Participant will have the right to purchase in any Purchase Period will be determined by dividing (i) $12,500 by (ii) the Fair Market Value of one Share on the Offering Date for such Purchase Period.

(2) Calendar Year Limitation.  No right to purchase Shares under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(c) Refunds.  As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the unused balance will (i) remain in the Participant’s Payroll Deduction Account or (ii) be returned to any Participant who is not eligible or has elected not to participate in the following Purchase Period.

SECTION 8
WITHDRAWAL OF SHARES AND SALE OF SHARES

(a) Withdrawal of Shares.  A Participant may elect to withdraw at any time (without withdrawing from participation in the Plan) whole shares held in his account by giving notice to the Custodian (or other person designated by the Committee) in the appropriate manner. Upon receipt of such notice from the Participant, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of such shares held in the Participant’s account as soon as administratively feasible.

(b) Sale of Shares.  Notwithstanding anything in the Plan to the contrary, a Participant may sell whole shares (and fractional shares if authorized by the Committee in its sole discretion) which are held in his account by giving notice to the Custodian (or such other person designated by the Committee) in the appropriate manner. Upon receipt of such notice from the Participant, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the sale of such Participant’s shares. Any sale will occur as soon as administratively feasible.

SECTION 9
SUSPENSION OF AND WITHDRAWAL FROM PARTICIPATION

(a) A Participant may suspend payroll deductions at any time during the Purchase Period, by giving prior notice to the person designated by the Committee in the form and manner approved by the Committee. If a Participant elects to suspend his payroll deductions, only those Contributions credited to the Participant’s Payroll Deduction Account at the time of the election shall be used to purchase shares during that Purchase Period. Any Participant who suspends payroll deductions during any Purchase Period may not resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the Plan during a subsequent Purchase Period.

(b) Except for any Participant who is deemed to be an Insider, a Participant may cease participation in a Purchase Period at any time prior to the Purchase Date and withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account by providing at least 15 days’ prior written notice in the form and manner prescribed by the Committee. Partial cash withdrawals shall not be permitted. Any Participant who is deemed to be an Insider may not make a cash withdrawal under this Section 9. If a Participant elects to withdraw, the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Purchase Period. A Participant’s voluntary withdrawal during a Purchase Period will not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Purchase Period. Any Participant who withdraws contributions during any Purchase Period may not resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the Plan during a subsequent Purchase Period.

SECTION 10
EMPLOYMENT TERMINATION

(a) Termination Other Than Death, Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates for any reason other than death, Disability or Retirement, the Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account.

(b) Termination Due to Death.  In the event of a Participant’s death, at the election of the Participant’s legal representative, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant’s estate, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 6. Section 10(b)(ii) shall apply in the event the Participant’s estate fails to make a timely election pursuant to rules established by the Committee.

(c) Termination Due to Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates during a Purchase Period due to Disability or Retirement before the Purchase Date for such Purchase Period, then, at the Participant’s election, the Participant’s Payroll Deduction Account balance will either be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 6. Section 10(c)(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.

(d) Leaves of Absence.  The Committee may establish administrative policies regarding a Participant’s rights to continue to participate in the Plan in the event of such Participant’s leave of absence.

(e) Stock Certificate.  In the event of a Participant’s termination of employment for any reason, the Participant, or in the event of his death, his legal representative, may receive a stock certificate for the number of full shares held in his account by giving notice to the Custodian or such other designated bank or financial institution, in the appropriate manner, of his election to receive the certificate.

SECTION 11
PLAN ADMINISTRATION AND AMENDMENTS

The Plan will be administered by the Committee, which will be appointed by the Board. The Committee will be the Compensation Committee of the Board unless the Board appoints another committee to administer the Plan; provided, however, that such committee shall satisfy the independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and as prescribed by any stock exchange on which the Company lists its Common Stock.

Subject to the express provisions of the Plan, the Committee will have the discretionary authority to interpret the Plan; to take any actions necessary to implement the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan.

SECTION 12
RESERVED SHARES

Subject to adjustments as provided in Section 13, the maximum number of Shares available for purchase on or after the Effective Date is 900,000 shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

SECTION 13
CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

SECTION 14
AMENDMENT OR TERMINATION OF THE PLAN

The Board in its sole discretion, may suspend or terminate the Plan, or amend the Plan in any respect; provided, however, that the stockholders of the Company must approve any amendment that would increase the number of Shares that may be issued under the Plan pursuant to options intended to qualify under Code Section 423 (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section 13) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Employees under the Plan.

The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 12, or (b) at any date at the discretion of the Board. In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

SECTION 15
REGULATORY AND TAX COMPLIANCE

The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Plan is intended to comply with Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state or local tax withholding requirements.

SECTION 16
NON-U.S. JURISDICTIONS

The Committee may, in its sole discretion, adopt such rules or procedures to accommodate the requirements of local laws of non-U.S. jurisdictions, including rules or procedures relating to the handling of payroll deductions, conversion of local currency, payroll taxes and withholding procedures, as the Committee in its sole discretion deems appropriate. The Committee may also adopt rules and procedures different from those set forth in the Plan applicable to Participants who are employed by specific Designated Subsidiaries or at certain non-U.S. locations that are not intended to be within the scope of Code Section 423, subject to the provisions of Section 12, and may where appropriate establish one or more sub-plans for this purpose.

SECTION 17
MISCELLANEOUS

(a) Nontransferability.  Except by the laws of descent and distribution, no benefit provided hereunder, including an option to purchase shares of Common Stock, shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant’s lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or, in the event of his death, his properly designated beneficiary entitled to receive the same or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate.

(b) Tax Withholding.  The Company or any Designated Subsidiary shall have the right to withhold from all payments hereunder any federal, state, local, or non-U.S. income, social insurance, or other taxes that it deems are required by law to be withheld with respect to such payments. If such withholding is insufficient to satisfy such Federal, state, local or non-U.S. taxes, the Participant shall be required to pay to the Company or Designated Subsidiary, as the case may be, such amount required to be withheld or make such other arrangements satisfactory to the Company or such Designated Subsidiary, as the Committee shall determine.

(c) No Employment Right.  Nothing contained in the Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company or any other employer or subsidiary or affiliate of the Company.

(d) No Rights as Shareholder.  A Participant shall not be considered a shareholder with respect to shares of Common Stock to be purchased until the Purchase Date. Thus, a Participant shall not have a right to any dividend or distribution on Shares subject to purchase during a Purchase Period.

(e) Relationship to Other Benefits.  It is not intended that any rights or benefits provided under the Plan be considered part of normal or expected compensation for purposes of calculating any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan or similar benefits or payments. No payment under the Plan shall be taken into account in determining any benefits under any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan of the Company or any Designated Subsidiary or subsidiary or affiliate of the Company.

(f) Expenses.  The expenses of implementing and administering the Plan shall be borne by the Company. Any brokerage fees for the subsequent transfer or sale of Shares acquired under the Plan shall be paid by the Participant (or his beneficiary or estate, if applicable).

(g) Titles and Headings.  The titles and headings of the Sections and subsections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(h) Application of Funds.  All funds received by the Company under the Plan shall constitute general funds of the Company.

(i) Nonexclusivity of Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(j) Duration of Plan.  Notwithstanding any provision in the Plan, no options shall be granted hereunder prior to stockholder approval. The Plan shall remain in effect until all options granted under the Plan have been exercised or expired, vested or forfeited, and/or satisfied or expired.

(n) Governing Law.  The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to that State’s choice of law rules, except to the extent preempted by the laws of the United States or a foreign jurisdiction.

ANNUAL MEETING OF STOCKHOLDERS OF

FORUM ENERGY TECHNOLOGIES, INC.

May 16, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17582/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433300000000000000 9 051617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Evelyn M. Angelle
- ○ John A. Carrig
- ○ Prady Iyyanki
- ○ Andrew L. Waite

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory resolution to approve executive compensation.	☐	☐	☐
3. Resolution approving the Forum Energy Technologies, Inc. Employee Stock Purchase Plan.	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2, Proposal 3 and Proposal 4.**

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FORUM ENERGY TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders on May 16, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints C. Christopher Gaut and James L. McCulloch, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Forum Energy Technologies, Inc., to be held May 16, 2017, 8:00 a.m. Central Daylight Time, at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475